EXHIBIT 10.30
RESEARCH AND DEVELOPMENT FACILITY AGREEMENT
FI N° 81921
Serapis N° 20120216

XYLEM WATER TECHNOLOGIES
(Risk-Sharing Finance Facility)

Finance Contract

between the

European Investment Bank

and

Xylem Holdings S.à r.l.
as Borrower

Xylem Inc
as Guarantor

Luxembourg and White Plains, 14th December 2012

CONTENTS
PAGE

WHEREAS:	2

INTERPRETATION AND DEFINITIONS	3

ARTICLE 1	15
1.01    AMOUNT OF CREDIT    15
1.02    DISBURSEMENT PROCEDURE    15
1.02A    Tranches    15
1.02B    Disbursement Offer    15
1.02C    Disbursement Acceptance    16
1.02D    Disbursement Account    16
1.03    CURRENCY OF DISBURSEMENT    16
1.04    CONDITIONS OF DISBURSEMENT    17
1.04A    First Tranche    17
1.04B    All Tranches    18
1.05    DEFERMENT OF DISBURSEMENT    19
1.05A    Grounds for deferment    19
1.05B    Cancellation of a disbursement deferred by 6 (six) months    19
1.06    CANCELLATION AND SUSPENSION    19
1.06A    Borrower's right to cancel    19
1.06B    Bank's right to suspend and cancel    19
1.06C    Indemnity for suspension and cancellation of a Tranche    20
1.06C(1)    SUSPENSION    20
1.06C(2)    CANCELLATION    20
1.07    CANCELLATION AFTER EXPIRY OF THE CREDIT    20
1.08    UP-FRONT FEE    20
1.09    NON-UTILISATION FEE    20
1.10    SUMS DUE UNDER ARTICLE 1    21

ARTICLE 2	21
2.01    AMOUNT OF LOAN    21
2.02    CURRENCY OF REPAYMENT, INTEREST AND OTHER CHARGES    21
2.03    CONFIRMATION BY THE BANK    21

ARTICLE 3	21
3.01A    Rate of interest    21
3.01B    Fixed Rate Tranches    22
3.01C    Floating Rate Tranches    22
3.01D    Revision or Conversion of Tranches    22
3.02    INTEREST ON OVERDUE SUMS    22
3.03    MARKET DISRUPTION EVENT    23

ARTICLE 4	24

4.01    NORMAL REPAYMENT    24
4.01A    Repayment by instalments    24
4.01B    Single instalment    24
4.02    VOLUNTARY PREPAYMENT    24
4.02A    Prepayment option    24
4.02B    Prepayment indemnity    24
4.02B(1)    FIXED RATE TRANCHE    24
4.02B(2)    FLOATING RATE TRANCHE    25
4.02C    Prepayment mechanics    25
4.03    COMPULSORY PREPAYMENT    25
4.03A    Grounds for prepayment    25
4.03A(1)    PROJECT COST REDUCTION    25
4.03A(2)    PARI PASSU TO NON-EIB FINANCING    25
4.03A(3)    CHANGE OF CONTROL    26
4.03A(4)    CHANGE OF LAW    26
4.03A(5)    ILLEGALITY    27
4.03B    Prepayment mechanics    27
4.03C    Prepayment indemnity    27
4.04    GENERAL    27

ARTICLE 5	28
5.01    DAY COUNT CONVENTION    28
5.02    TIME AND PLACE OF PAYMENT    28
5.03    DISRUPTION TO PAYMENT SYSTEMS    28
5.04    APPLICATION OF SUMS RECEIVED    28

ARTICLE 6	29

A. PROJECT UNDERTAKINGS	29
6.01    USE OF LOAN AND AVAILABILITY OF OTHER FUNDS    29
6.02    COMPLETION OF PROJECT    30
6.03    INCREASED COST OF PROJECT    30
6.04    PROCUREMENT PROCEDURE    30
6.05    CONTINUING PROJECT UNDERTAKINGS    30

B. GENERAL UNDERTAKINGS	31
6.06    DISPOSAL OF ASSETS    31
6.07    COMPLIANCE WITH LAWS    31
6.08    CHANGE IN BUSINESS    31
6.09    MERGER    31
6.10    FINANCIAL COVENANTS    31
6.11    BOOKS AND RECORDS    31
6.12    GENERAL REPRESENTATIONS AND WARRANTIES    32
6.12A    General representations and warranties    32

6.12B    Acknowledgement    34
6.12C    Repetition    34

ARTICLE 7	34
7.01    GUARANTEE    34
7.02    NEGATIVE PLEDGE AND SALE / LEASEBACKS    34
7.03    PARI PASSU RANKING    35
7.04    CLAUSES BY INCLUSION    35

ARTICLE 8	36
8.01    INFORMATION CONCERNING THE PROJECT    36
8.02    INFORMATION CONCERNING THE BORROWER    36
8.03    VISITS BY THE BANK    38

ARTICLE 9	38
9.01    TAXES, DUTIES AND FEES    38
9.02    OTHER CHARGES    38
9.03    INCREASED COSTS, INDEMNITY AND SET-OFF    39
9.04    CURRENCY INDEMNITY    39

ARTICLE 10	40
10.01    RIGHT TO DEMAND REPAYMENT    40
10.01A    Immediate demand    40
10.01B    Demand after notice to remedy    41
10.02    OTHER RIGHTS AT LAW    41
10.03    INDEMNITY    42
10.03A    Fixed Rate Tranches    42
10.03B    Floating Rate Tranches    42
10.03C    General    42
10.04    NON-WAIVER    42

ARTICLE 11	42
11.01    GOVERNING LAW    42
11.02    JURISDICTION    42
11.03    AGENT OF SERVICE    43
11.04    FORUM CONVENIENS AND ENFORCEMENT ABROAD    43
11.05    PLACE OF PERFORMANCE    43
11.06    EVIDENCE OF SUMS DUE    43

ARTICLE 12	43
12.01    NOTICES TO EITHER PARTY    43
12.02    FORM OF NOTICE    44
12.03    CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999    44
12.04    COUNTERPARTS    44
12.05    INVALIDITY    45

12.06    AMENDMENTS    45
12.07    RECITALS, SCHEDULES AND ANNEX    45

Page
SCHEDULE A    47
A.1 Technical Description (Article 6.02)    47
A.2 Information Duties under Article 8.01(a)    48
SCHEDULE B    50
SCHEDULE C    53
C.1 Form of Disbursement Offer/Acceptance (Articles 1.02B and 1.02C)    53
SCHEDULE D    55
SCHEDULE E    56
E.1 Form of Certificate from Borrower (Article 1.04B)    56
E.2 Form of Certificate from the Guarantor (Article 1.04B)    57
E.3 Form of Compliance Certificate    58
SCHEDULE F    59
SCHEDULE G    59
SCHEDULE H    60

THIS CONTRACT IS MADE BETWEEN:

The European Investment Bank having its seat at 100 blvd Konrad Adenauer, Luxembourg, L-2950 Luxembourg, represented by Anita Fürstenberg, Director, and Pierre Albouze, Director	(the "Bank")
of the first part,

Xylem Holdings S.à r.l. a private company with limited liability (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under No. B 77 533 and having its registered office at 9, rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, and having a share capital of EUR 113,100, represented by Samir Patel and Danielle Kolbach
(the "Borrower")
of the second part; and

Xylem Inc. a company incorporated in the State of Indiana, United States of America with its registered office at 251 East Ohio Street, Suite 1100, Indianapolis, IN 46209, represented by Samir Patel	(the "Guarantor")
of the third part.

WHEREAS:

(1)
The Borrower has stated that it is undertaking a project of research, development and innovation related to pumps, analytical instruments, flow control systems and related automation during the period of 2013-2016, such activities to be carried out at its research and development facilities in Sweden, Germany, Italy, the United Kingdom, Austria, Norway and Hungary as more particularly described in the technical description (the "Technical Description") set out in Schedule A (the "Project").

(2)
The total cost of the Project, as estimated by the Bank, is EUR 247,300,000 (two hundred and forty seven million three hundred thousand euros) and the Borrower has stated that it intends to finance the Project as follows:

Source	Amount (Million EUR)
Own funds	127.3
Credit from the Bank	120.0
TOTAL	247.3

(3)	In order to fulfil the financing plan set out in Recital (2), the Borrower has requested from the Bank a credit equivalent to EUR 120,000,000 (one hundred and twenty million euros).

(4)
The Bank, considering that the financing of the Project falls within the scope of its functions, and having regard to the statements and facts cited in these Recitals, has decided to give effect to the Borrower's request providing to it a credit in an amount equivalent to EUR 120,000,000 (one hundred and twenty million euros) under this Finance Contract (the "Contract"); provided that the amount of the Bank loan shall not, in any case, exceed 50% (fifty per cent) of the total cost of the Project set out in Recital (2).

(5)
The board of managers of the Borrower has authorised the borrowing of the sum of EUR 120,000,000 (one hundred and twenty million euros) represented by this credit on the terms and conditions set out in this Contract and in Annex I.

(6)
The financial obligations of the Borrower under this Contract are to be guaranteed by the Guarantor under a guarantee and indemnity (the "Guarantee") by execution of a guarantee and indemnity agreement in form and substance satisfactory to the Bank (the "Guarantee Agreement").

(7)
The Statute of the Bank provides that the Bank shall ensure that its funds are used as rationally as possible in the interests of the European Union; and, accordingly, the terms and conditions of the Bank's loan operations must be consistent with relevant EU policies.

(8)
The Risk-Sharing Finance Facility, in pursuance of a joint initiative between the Bank and the European Commission, is intended as a new Bank financing instrument, to finance, inter alia, research projects and research infrastructures under the 7th framework programme of the European Union for Research and Technological Development (2007-2013).

(9)
The Bank considers that access to information plays an essential role in the reduction of environmental and social risks, including human rights violations, linked to the projects it finances. The Bank has therefore established its transparency policy, the purpose of which is to enhance the accountability of the Bank's group towards its stakeholders and the EU citizens in general, by giving access to the information that will enable them to understand its governance, strategy, policies, activities and practices.
NOW THEREFORE it is hereby agreed as follows:
INTERPRETATION AND DEFINITIONS

(a)	Interpretation

(i)
References in this Contract to Articles, Recitals, Schedules and Annexes are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and annexes to this Contract.

(ii)
References in this Contract to "law" mean any law (including any common or customary law) and any treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgement, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which has the force of law or the compliance with which is in accordance with general practice in such jurisdiction.

(iii)	References in this Contract to a provision of law are references to that provision as amended or re-enacted.

(iv)	References in this Contract to any other agreement or instrument are references to that other agreement or instrument as amended, novated, supplemented, extended or restated.

(v)	In this Contract "including" and "include" shall be deemed to be followed by "without limitation" where not so followed.

(vi)	In this Contract the headings and Table of Contents are inserted for convenience of reference only and shall not affect the interpretation of this Contract.

(vii)	Words imparting the plural shall include the singular and vice versa.

(viii)	In this Contract, references to "Subsidiary" and "Group" shall at all times include the Borrower.

(b)	Definitions
In this Contract:
"Acceptance Deadline" for a notice means:

(a)	16h00 Luxembourg time on the day of delivery, if the notice is delivered by 14h00 Luxembourg time on a Business Day; or

(b)	11h00 Luxembourg time on the next following day which is a Business Day, if the notice is delivered after 14h00 Luxembourg time on any such day or is delivered on a day which is not a Business Day.

"Authorisation" means any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
"Accepted Tranche" means a Tranche in respect of a Disbursement Offer which has been duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline.
"Business Day" means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in Luxembourg.
"Change-of-Control Event" has the meaning given to it in Article 4.03A(3).
"Change-of-Law Event" has the meaning given to it in Article 4.03A(4).
"Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time, and the U.S. Treasury regulations promulgated thereunder.
"Compliance Certificate" means a certificate substantially in the form set out in Schedule E.3.
"Compulsory Prepayment Event" means any fact, event or circumstance which constitutes or which would (with the expiry of a grace period, the giving of notice, the making of any determination under any Finance Document or any combination of any of the foregoing) constitute a prepayment event under Article 4.03A.
"Consolidated EBITDA" shall mean, for any period, Consolidated Net Income for such period, plus

(a)	without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:

(i)	Consolidated Interest Expense for such period;

(ii)	consolidated income tax expense for such period;

(iii)	all amounts attributable to depreciation for such period and amortization of intangible and capitalized assets for such period;

(iv)	any losses during such period attributable to the disposition of assets other than in the ordinary course of business;

(v)	any other extraordinary non-cash charges for such period;

(vi)	any non-cash expenses for such period resulting from the grant of stock options or other equity-based incentives to any director, officer or employee of the Guarantor or any Subsidiary;

(vii)	any losses attributable to early extinguishment of Financial Indebtedness or obligations under any hedging agreement;

(viii)	any unrealised non-cash losses for such period attributable to accounting in respect of any hedging agreements;

(ix)	the cumulative effect of changes in accounting principles; and

(x)	any fees and expenses for such period in relation to the Finance Documents, and minus

(b)	without duplication and to the extent included in determining such Consolidated Net Income:

(i)	any gains during such period attributable to the disposition of assets other than in the ordinary course of business;

(ii)	any other extraordinary non-cash gains for such period;

(iii)	any gains attributable to the early extinguishment of Financial Indebtedness or obligations under any hedging agreement;

(iv)	any unrealized non-cash gains for such period attributable to accounting in respect of hedging agreements;

(v)	the cumulative effect of changes in accounting principles; and

(vi)
any cash payments made during such period with respect to noncash items added back (or that would have been added back had the Contract been in effect) in computing Consolidated EBITDA for any prior period.

For purposes of calculating Consolidated EBITDA for any period to determine the Leverage Ratio, if during such period the Guarantor or any Subsidiary shall have consummated a material acquisition or a material disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto.
"Consolidated Interest Expense" shall mean, for any period, the interest expense (including imputed interest expense in respect of capital lease obligations) of the Group for such period, determined on a consolidated basis in accordance with GAAP. Consolidated Interest Expense for any period during which any member of the Group shall have consummated a material acquisition or a material disposition shall be calculated after giving pro forma effect thereto.
"Consolidated Net Income" shall mean, for any period, the net income or loss of the Group for such period, determined on a consolidated basis in accordance with GAAP.
"Consolidated Net Tangible Assets" shall mean at any time the total of all assets appearing on the most recent consolidated balance sheet of the Group less the sum of the following items as shown on such consolidated balance sheet:

(a)
the book amount of all segregated intangible assets, including such items as goodwill, trademarks, trademark rights, trade names, trade name rights, copyrights, patents, patent rights and licenses and unamortized debt discount and expense less unamortized debt premium;

(b)	all depreciation, valuation and other reserves;

(c)	current liabilities;

(d)	any minority interest in the shares of stock (other than Preferred Stock) and surplus of Subsidiaries; and

(e)	deferred income and deferred liabilities.
"Consolidated Total Indebtedness" shall mean, as of any date, the aggregate principal amount of Financial Indebtedness of the Group outstanding as of such date, determined on a consolidated basis in accordance with GAAP.
"Contract" has the meaning given to it in Recital (4).
"Credit" has the meaning given to it in Article 1.01.
"Credit Rating" means the higher of the two lowest Credit Ratings in case of three or more, or the lower in case of two, or the current rating in case of one of any of the following ratings as assigned by a Rating Agency in respect of the Guarantor:

(a)	the rating assigned to the Guarantor's most recent unsecured and unsubordinated medium or long term debt;

(b)	the Long Term Issuer Credit Rating (or equivalent) defined as such by Standard and Poor's Financial Services LLC or its successor;

(c)	the Corporate Credit Rating (or equivalent) defined as such by Standard and Poor's Financial Services LLC or its successor;

(d)	the Long Term Issuer Default Rating (or equivalent) defined as such by Fitch Ratings Limited or its successor; or

(e)	the Long Term Issuer Rating (or equivalent) defined as such by Moody's Investor Services, Inc. or its successor, provided that in each of the cases (b) to (e) above the terms defined shall be deemed to refer to any equivalent term irrespective of the definition given to it and excludes any rating qualified by the terms "National Scale", "NSR", "Local", "Local Currency", "Domestic" or "Domestic Currency".
"Default" means an Event of Default or any fact, event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under any Finance Document or any combination of any of the foregoing) constitute an Event of Default.
"Deferment Indemnity" means an indemnity calculated on the amount of disbursement deferred or suspended at the percentage rate (if higher than zero) by which:
the interest rate net of the Margin that would have been applicable to such amount had it been disbursed to the Borrower on the Scheduled Disbursement Date exceeds

-	the Relevant Interbank Rate (one month rate) less 0.125% (12.5 basis points), unless this value is less than zero, in which case it will be set at zero.
Such indemnity shall accrue from the Scheduled Disbursement Date to the actual disbursement date or, as the case may be, until the date of cancellation of the Accepted Tranche in accordance with this Contract.
"Disbursement Acceptance" means a copy of the Disbursement Offer duly countersigned by the Borrower.
"Disbursement Acceptance Deadline" means the date and time of expiry of a Disbursement Offer as specified therein.
"Disbursement Offer" means a letter substantially in the form set out in Schedule C.1.
"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Contract; or

(b)
the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either the Bank or the Borrower, preventing that party:

(i)	from performing its payment obligations under this Contract; or

(ii)	from communicating with other parties,
and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of, the party whose operations are disrupted.
"Environment" means the following, in so far as they affect human health and social well-being:

(a)	fauna and flora;

(b)	soil, water, air, climate and the landscape; and

(c)	cultural heritage and the built environment,
and includes, without limitation, occupational and community health and safety matters and working conditions.
"Environmental Approval" means any permit, licence, authorisation, consent or other approval required by Environmental Law.
"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.
"Environmental Law" means:

(a)	EU law, standards and principles;

(b)	national laws and regulations; and

(c)	applicable international treaties,
of which a principal objective is the preservation, protection or improvement of the Environment.
"ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower or the Guarantor, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan other than events for which the 30 days' notice period has been waived; (b) a failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or the Guarantor or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the Borrower or the Guarantor or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the receipt by the Borrower or the Guarantor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or the Guarantor or any ERISA Affiliate of any notice, that Withdrawal Liability is being imposed or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in "endangered" or "critical" status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (g) the occurrence of a "prohibited transaction" with respect to which the Borrower or the Guarantor or any of its Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code), or with respect to which the Borrower or the Guarantor or any such Subsidiary could otherwise be liable.
"EURIBOR" has the meaning given to it in Schedule B.
"EUR" or "euro" means the lawful currency of the Member States of the European Union which from time to time adopt it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.
"Event of Default" means each of the events specified in Articles 10.01A and/or 10.01B.
"Final Availability Date" means the date which is 18 months after the date of this Contract.
"Finance Documents" means this Contract, the Guarantee Agreement, the Up-front Fee Letter and any other document designated as such by the Bank and the Borrower.

"Financial Indebtedness" of any person means all indebtedness representing money borrowed or the deferred purchase price of property (other than trade accounts payable) or any capitalised lease obligation, which in any case is created, assumed, incurred or guaranteed in any manner by such person or for which such person is responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds to or invest in, others or otherwise). For the avoidance of doubt, the term "Financial Indebtedness" shall not include obligations under hedging agreements.
"Fixed Rate" means an annual interest rate determined by the Bank in accordance with the applicable principles from time to time laid down by the governing bodies of the Bank for loans made at a fixed rate of interest, denominated in the currency of the Tranche and bearing equivalent terms for the repayment of capital and the payment of interest. Fixed Rate shall include the Margin.
"Fixed Rate Tranche" means a Tranche on which Fixed Rate is applied.
"Floating Rate" means a fixed-spread floating interest rate, that is to say an annual interest rate determined by the Bank for each successive Floating Rate Reference Period equal to the Relevant Interbank Rate plus the Spread.
"Floating Rate Reference Period" means each period from one Payment Date to the next relevant Payment Date; the first Floating Rate Reference Period shall commence on the date of disbursement of the Tranche.
"Floating Rate Tranche" means a Tranche on which Floating Rate is applied.
"FRB" means the Board of Governors of the Federal Reserve System of the United States.
"GAAP" means, in respect of the Borrower, generally accepted accounting principles in Luxembourg, or, with respect to any other company, generally accepted accounting principles in the jurisdiction of incorporation of the relevant company.
"GBP" means pounds sterling, being the lawful currency of the United Kingdom.
"Governmental Authority" means the government of any country, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, branch, department, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or any subdivision thereof (including any supra-national bodies), and all officials, agents and representatives of each of the foregoing.
"Group" means the Guarantor and the Subsidiaries (including the Borrower) and "member of the Group" means any of them.
"Guarantee" has the meaning given to it in Recital (6).
"Guarantee Agreement" has the meaning given to it in Recital (6).
"Guarantor" has the meaning given to it in Recital (6).
"IFRS" means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Indemnifiable Prepayment Event" means a prepayment event under Article 4.03A other than paragraph 4.03A(2) or 4.03A(5).
"Interest Revision/Conversion" means the determination of new financial conditions relative to the interest rate, specifically the same interest rate basis ("revision") or a different interest rate basis ("conversion") which can be offered for the remaining term of a Tranche or until a next Interest Revision/Conversion Date, if any, for an amount which, at the proposed Interest Revision/Conversion Date, is not less than EUR 10,000,000 (ten million euros) or the equivalent thereof.
"Interest Revision/Conversion Date" means the date, which shall be a Payment Date, specified by the Bank pursuant to Article 1.02B in the Disbursement Offer or pursuant to Article 3 and Schedule D.
"Interest Revision/Conversion Proposal" means a proposal made by the Bank pursuant to Schedule D.
"Interest Revision/Conversion Request" means a written notice from the Borrower, delivered at least 75 (seventy-five) days before an Interest Revision/Conversion Date, requesting the Bank to submit to it an Interest Revision/Conversion Proposal. The Interest Revision/Conversion Request shall also specify:

(a)	Payment Dates chosen in accordance with the provisions of Article 3.01A;

(b)	the preferred repayment schedule chosen in accordance with Article 4.01; and

(c)	any further Interest Revision/Conversion Date chosen in accordance with Article 3.01A.
"IRS" means the US Internal Revenue Service.
"Leverage Ratio" shall mean, at any time, the ratio of (a) Consolidated Total Indebtedness at such time to (b) Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters.
"Luxembourg" means the Grand Duchy of Luxembourg.
"Loan" means the aggregate amount of Tranches disbursed from time to time by the Bank under this Contract.
"Margin" means the component of the rate of interest quantified in Article 3.01A.
"Market Disruption Event" means any of the following circumstances:

(a)	there are, in the reasonable opinion of the Bank, events or circumstances adversely affecting the Bank's access to its sources of funding;

(b)
in the opinion of the Bank, funds are not available from its ordinary sources of funding in order to adequately fund a Tranche in the relevant currency and/or for the relevant maturity and/or in relation to the reimbursement profile of such Tranche;

(c)	in relation to a Tranche in respect of which interest is or would be payable at a Floating Rate:

(A)
the cost to the Bank of obtaining funds from its sources of funding, as determined by the Bank, for a period equal to the Floating Rate Reference Period of such Tranche (i.e. in the money market) would be in excess of the applicable Relevant Interbank Rate;

or

(B)
the Bank determines that adequate and fair means do not exist for ascertaining the applicable Relevant Interbank Rate for the relevant currency of such Tranche or it is not possible to determine the Relevant Interbank Rate in accordance with the definition contained in Schedule B.

For the purposes of Article 1.06B(b), "Tranche" will mean a Tranche as offered under Article 1.02B.
"Material Adverse Change" means any event or change of condition which has a material adverse effect on:

(a)	the ability of the Borrower or respectively the Guarantor to perform its payment obligations under any Finance Document;

(b)	the business, operations or financial condition of the Group taken as a whole; or

(c)	the validity or enforceability of the rights or remedies of the Bank under any Finance Document.
"Material Subsidiary" shall mean, at any time, each Subsidiary accounting for more than 5% of the consolidated revenues of the Guarantor for the most recent period of four consecutive fiscal quarters of the Guarantor, as applicable, or more than 5% of the consolidated total assets of the Guarantor at the end of such applicable period; provided that if at the end of or for any such period of four consecutive fiscal quarters all Subsidiaries that are not Material Subsidiaries shall account for more than 10% of the consolidated revenues of the Guarantor or more than 10% of the consolidated total assets of the Guarantor, the Guarantor shall designate sufficient Subsidiaries as "Material Subsidiaries" to eliminate such excess (or if the Guarantor shall have failed to designate such Subsidiaries within 10 Business Days, Subsidiaries shall automatically be deemed designated as Material Subsidiaries in descending order based on the amounts of their contributions to consolidated total assets until such excess shall have been eliminated), and the Subsidiaries so designated or deemed designated shall for all purposes of this Contract constitute Material Subsidiaries.
"Maturity Date" means the last or sole repayment date of a Tranche specified pursuant to Article 4.01A(b)(iv) or Article 4.01B.
"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
"Participating Member State" means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Payment Date" means: the annual, semi-annual or quarterly dates specified in the Disbursement Offer until the Interest Revision/Conversion Date, if any, or the Maturity Date, save that, in case any such date is not a Relevant Business Day, it means:

(a)
for a Fixed Rate Tranche, the following Relevant Business Day, without adjustment to the interest due under Article 3.01A except for those cases where repayment is made in a single instalment according to Article 4.01B, when the preceding Relevant Business Day shall apply instead to this single instalment and last interest payment and only in this case, with adjustment to the interest due under Article 3.01A; and

(b)
for a Floating Rate Tranche, the next day, if any, of that calendar month that is a Relevant Business Day or, failing that, the nearest preceding day that is a Relevant Business Day, in all cases with corresponding adjustment to the interest due under Article 3.01A.

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
"Permitted Disposal" means a disposal for fair market value and at arm's length:

(a)	made in the ordinary course of trading of the disposing entity; or

(b)	of assets in exchange for other assets comparable or superior as to type, value and quality; or

(c)	made with the prior written consent of the Bank; or

(d)	where the disposal would not result or is not likely to result in a Material Adverse Change;
in each case, for the avoidance of doubt, other than assets forming part of the Project which may not be disposed of pursuant to Article 6.05(b) and all shares in Subsidiaries holding assets forming part of the Project which may not be disposed of.
"Permitted Security" means:

(a)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(b)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(i)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(ii)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only, excluding, in each case, any Security or Quasi Security under a credit support arrangement in relation to a hedging transaction;

(c)
other than any lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code, any lien arising by operation of law and in the ordinary course of trading;

(d)	any Security or Quasi Security over or affecting any asset acquired by a member of the Group after the date of this Contract if:

(i)	the Security or Quasi Security was not created in contemplation of the acquisition of that asset by a member of the Group; and

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group;

(e)
any Security or Quasi Security over or affecting any asset of any company which becomes a member of the Group after the date of this Contract, where the Security or Quasi Security is created prior to the date on which that company becomes a member of the Group, if:

(i)	the Security or Quasi Security was not created in contemplation of the acquisition of that company; and

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company;

(f)	any Security or Quasi Security entered into pursuant to or to secure amounts arising under this Contract or the Guarantee;

(g)
any Security or Quasi Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(h)	any Security or Quasi Security created over the receivables transferred under a Permitted Securitisation; or

(i)
any Security or Quasi Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi Security given by any member of the Group other than any permitted under paragraphs (a) to (h) above) does not exceed the greater of USD 150,000,000 (or its equivalent in another currency or currencies) and 10% of Consolidated Net Tangible Assets.

"Permitted Securitisation" means a securitisation entered into by a member or members of the Group, in which:

(a)	the aggregate outstanding or principal value of the receivables transferred to the securitisation vehicle by all members of that Group under that securitisation, when aggregated with:

(iii)	the aggregate outstanding value of all other receivables transferred under all other Permitted Securitisations which have been completed by that time; and

(iv)
the book value of any Security, sale, transfer or disposal permitted under Article 7.02(e)(z), does not exceed the greater of USD 150,000,000 (one hundred and fifty million dollars) (or its equivalent in another currency or currencies) and 10% of Consolidated Net Tangible Assets; and

(b)	that member of the Group receives at completion of the securitisation, as consideration for the receivables transferred, a cash sum of no less than the market value of the receivables transferred.
"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained or contributed to by the Borrower or the Guarantor or any ERISA Affiliate.
"Preferred Stock" means any capital stock entitled by its terms to a preference (a) as to dividends or (b) upon a distribution of assets.
"Prepayment Amount" means the amount of a Tranche to be prepaid by the Borrower in accordance with Article 4.02A.
"Prepayment Date" means the date, which shall be a Payment Date, on which the Borrower proposes (or is required) to effect prepayment or cancellation of a Prepayment Amount.
"Prepayment Indemnity" means in respect of any principal amount to be prepaid or cancelled, the amount communicated by the Bank to the Borrower as the present value (as of the Prepayment Date) of the excess, if any, of:

(a)
the interest net of the Margin that would accrue thereafter on such amount over the period from the Prepayment Date to the Interest Revision/Conversion Date, if any, or the Maturity Date, if it were not prepaid or cancelled; over

(b)	the interest that would so accrue over that period, if it were calculated at the Redeployment Rate, less 0.15% (fifteen basis points).
The said present value shall be calculated at a discount rate equal to the Redeployment Rate, applied as of each relevant Payment Date.
"Prepayment Notice" means a written notice from the Borrower specifying, amongst other things, the Prepayment Amount and the Prepayment Date in accordance with Article 4.02A.
"Principal Bank Facility" means any working capital or syndicated credit facility or bilateral borrowing arrangement or note purchase agreement pursuant to which the Guarantor or any other member of the Group is allowed to borrow an aggregate principal amount in excess of USD 50,000,000 (or the equivalent thereof in any other currency).
"Project" has the meaning given to it in Recital (1).
"Quasi-Security" has the meaning given to it in Article 7.02.

"Rating Agency" means either of (a) Standard and Poor's Financial Services LLC, (b) Fitch Ratings Limited and (c) Moody's Investors Services, Inc. or their respective successors
"Redeployment Rate" means the Fixed Rate excluding the Margin in effect on the day of the indemnity calculation for fixed-rate loans denominated in the same currency and which shall have the same terms for the payment of interest and the same repayment profile to the Interest Revision/Conversion Date, if any, or the Maturity Date as the Tranche in respect of which a prepayment is proposed or requested to be made. For those cases where the period is shorter than 48 months (or 36 months in the absence of a repayment of principal during that period) the most closely corresponding money market rate equivalent will be used, that is the Relevant Interbank Rate minus 0.125% (12.5 basis points) for periods of up to 12 (twelve) months. For periods falling between 12 and 36/48 months as the case may be, the bid point on the swap rates as published by ICAP in Reuters for the related currency and observed by the Bank at the time of calculation will apply.
"Relevant Business Day" means:

(a)
for EUR, a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007 (TARGET2) is open for the settlement of payments in EUR; and

(b)	for any other currency, a day on which banks are open for general business in the principal domestic financial centre of the relevant currency.
"Relevant Interbank Rate" means:

(a)	EURIBOR for a Tranche denominated in EUR;

(b)	LIBOR for a Tranche denominated in GBP or USD; and

(c)
the market rate and its definition chosen by the Bank and separately communicated to the Borrower, for a Tranche denominated in any other currency. If such other market rate is or becomes at any time less than zero, for the purposes of this contract such other market rate shall be set at zero.

"Relevant Jurisdiction" means in relation to the Borrower or Guarantor (i) its jurisdiction of incorporation and (ii) any jurisdiction where it conducts its business.
"Reportable Event" means any reportable event as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).
"Scheduled Disbursement Date" means the date on which a Tranche is scheduled to be disbursed in accordance with Article 1.02C.
"SEC" means the U.S. Securities and Exchange Commission.
"Security" means any mortgage, pledge, lien, charge, assignment, hypothecation, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Solvent" means as to the Guarantor that as of the date of determination both (a) (i) the sum of the Guarantor's debt (including contingent liabilities) does not exceed all of its property, at a fair valuation; (ii) the Guarantor is able to pay the probable liabilities on the Guarantor's then existing debts as they become absolute and matured; and (iii) the Guarantor has not incurred, does not believe (and has no reason to believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) the Guarantor is "solvent" within the meaning given that term and similar terms under applicable US laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (discounted to present value at rates believed to be reasonable by the Guarantor acting in good faith).
"Spread" means the fixed spread to the Relevant Interbank Rate (being either plus or minus) determined by the Bank including the Margin and notified to the Borrower in the relevant Disbursement Offer or Interest Revision/Conversion Proposal.
"Subsidiary" means all entities which are consolidated with the Guarantor in accordance with generally accepted accounting principles and practices in effect from time to time in the United States of America (US GAAP).
"Technical Description" has the meaning given to it in Recital (1).
"Tranche" means each disbursement made or to be made under this Contract.
“Up-front Fee” has the meaning given to that term in Article 1.08.
“Up-front Fee Letter” means the letter between the Borrower and the Bank dated on or about the date of this Contract setting out the amount of the Up-front Fee payable under Article 1.08.
"US" means the United States of America.
"USD" means United States Dollars, being the lawful currency of the United States of America.
"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Article 1
Credit and Disbursements

1.01	Amount of Credit
By this Contract the Bank establishes in favour of the Borrower, and the Borrower accepts, the credit in an amount equivalent of up to EUR 120,000,000 (one hundred and twenty million euros) for the financing of the Project (the "Credit").

1.02	Disbursement procedure

1.02A	Tranches
The Bank shall disburse the Credit in up to 5 (five) Tranches. The amount of each Tranche, if not being the undrawn balance of the Credit, shall be in a minimum amount of or equivalent to EUR 15,000,000 (fifteen million euros).

1.02B	Disbursement Offer
Upon request by the Borrower, provided that no event mentioned in Article 1.06B has occurred and is continuing, the Bank shall send to the Borrower a Disbursement Offer for the disbursement of a Tranche. The latest time for receipt by the Borrower of a Disbursement Offer is 10 (ten) days before the Final Availability Date. The Disbursement Offer shall specify:

(a)	the amount and currency of the Tranche;

(b)	the Scheduled Disbursement Date, which shall be a Relevant Business Day, falling at least 10 (ten) days after the date of the Disbursement Offer and on or before the Final Availability Date;

(c)	the interest rate basis of the Tranche, being: (A) a Fixed Rate Tranche; or (B) a Floating Rate Tranche all pursuant to the relevant provisions of Article 3.01A;

(d)	the interest payment periodicity for the Tranche, in accordance with the provisions of Article 3.01A;

(e)	the first Payment Date for the Tranche;

(f)	the terms for repayment of principal for the Tranche, in accordance with the provisions of Article 4.01;

(g)	the first and last repayment dates of principal for the Tranche;

(h)	the Interest Revision/Conversion Date, if requested by the Borrower, for the Tranche;

(i)	for a Fixed Rate Tranche, the Fixed Rate and for a Floating Rate Tranche the Spread, applicable until the Interest Revision/Conversion Date, if any, or until the Maturity Date; and

(j)	the Disbursement Acceptance Deadline.

1.02C	Disbursement Acceptance
The Borrower may accept a Disbursement Offer by delivering a Disbursement Acceptance to the Bank no later than the Disbursement Acceptance Deadline. The Disbursement Acceptance shall be accompanied:

(a)
by the IBAN code (and appropriate format in line with local banking practice) and SWIFT BIC of the Borrower's bank account to which disbursement of the Tranche should be made in accordance with Article 1.02D; and

(b)	by evidence of the authority of the person or persons authorised to sign the Disbursement Acceptance and the specimen signature of such person or persons or a declaration by the Borrower that no change has occurred in relation to the authority of the person or persons authorised to sign Disbursement Acceptances under this Contract.
If a Disbursement Offer is duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline, the Bank shall make the Accepted Tranche available to the Borrower in accordance with the relevant Disbursement Offer and subject to the terms and conditions of this Contract.
The Borrower shall be deemed to have refused any Disbursement Offer which has not been duly accepted in accordance with its terms on or before the Disbursement Acceptance Deadline.

1.02D	Disbursement Account
Disbursement shall be made to the account of the Borrower as the Borrower shall notify in writing to the Bank in accordance with Article 1.02C(a).
Only one account may be specified for each Tranche.

1.03	Currency of disbursement
Subject to availability, disbursement of each Tranche shall be made in EUR or any other currency that is widely traded on the principal foreign exchange markets.
For the calculation of the sums available to be disbursed in currencies other than EUR, and to determine their equivalent in EUR, the Bank shall apply the rate published by the European Central Bank in Frankfurt, available on or shortly before submission of the Disbursement Offer as the Bank shall decide.

1.04	Conditions of disbursement

1.04A	First Tranche
The disbursement of the first Tranche under Article 1.02 is conditional upon receipt by the Bank in form and substance satisfactory to it, on or before the date falling 5 (five) Business Days before the Scheduled Disbursement Date for the first Tranche, of the following documents or evidence:

(c)
evidence that the execution of this Contract by the Borrower has been duly authorised and that the person or persons signing the Contract on behalf of the Borrower is/are duly authorised to do so together with the specimen signature of each such person or persons;

(d)
evidence that the Borrower has obtained all necessary Authorisations required in connection with this Contract and the Project or, if none are required, a declaration by the Borrower, signed by a person or persons duly authorised to act on behalf of the Borrower, that no Authorisations are required in connection with this Contract or the Project;

(e)	the duly executed Guarantee Agreement;

(f)	evidence that the execution of the Guarantee Agreement by the Guarantor has been duly authorised and that the person or persons signing the Guarantee Agreement on behalf of the Guarantor is/are duly authorised to do so together with the specimen signature of each such person or persons (unless such specimen signatures are provided under paragraph (a) above);

(g)
the duly executed solvency certificate in the form set out in Schedule F, together with evidence that the execution of the solvency certificate by the Borrower has been duly authorised and that the person or persons signing the solvency certificate on behalf of the Borrower is/are duly authorised to do so together with the specimen signature of each such person or persons;

(h)
in respect of the Guarantor, a certificate of good standing (or equivalent) issued as of a recent date by the Secretary of State or other appropriate official of the Guarantor's jurisdiction of incorporation, organisation or formation and principal place of business;

(i)
an English law legal opinion of Allen & Overy LLP in relation to enforceability of the Finance Documents (as to English law), governmental consents, registration requirements, stamp duties and choice of law in a form satisfactory to the Bank;

(j)
a Luxembourg law legal opinion of Danielle Kobach, Avocats, Luxembourg in relation to the Borrower covering, inter alia, status, powers and authority, non-conflict, enforceability (assuming English law enforceability), governmental consents, registration requirements, stamp duties, choice of law and recognition of judgments opinion, in a form satisfactory to the Bank;

(k)
an Indiana law legal opinion of Barnes & Thornburg LLP in relation to the Guarantor covering, inter alia, status, powers and authority, non-conflict, governmental consents, registration requirements, stamp duties, choice of law, recognition of judgements; in a form satisfactory to the Bank;

(l)
a Delaware law legal opinion in relation to (i) choice of law (ii) recognition of judgements (iii) that it is not necessary under the laws of Delaware in order to enable the Bank to enforce its rights against the Guarantor under the Guarantee Agreement or this Contract or by reason of the execution of those documents or the performance by the Bank of its obligations under those documents, that the Bank should be licensed, qualified or otherwise entitled to carry on business in Delaware and (iv) the Bank is not and will not be deemed to be resident, domiciled or carrying on business in Delaware by reason only of the execution, performance and/or enforcement of the Guarantee Agreement or this Contract; in a form satisfactory to the Bank;

(m)	evidence of compliance with Article 6.10;

(n)	evidence that the process agents referred to in Article 11.03 and article 3.9 of the Guarantee Agreement have accepted their appointment; and

(o)
evidence that the Bank has received payment in full of all fees, costs and expenses then due from the Borrower in relation to this Contract (including the Up-front Fee) and of all fees, costs and expenses then due from the Guarantors in relation to the Guarantee Agreement, it being anticipated that, apart from the execution of the Guarantee Agreement on or about the same date as this Contract and apart from (k) and (m), each of these conditions are expected to be progressed as soon as practical after signing.

1.04B	All Tranches
The disbursement of each Tranche under Article 1.02, including the first, is conditional upon:

(a)
receipt by the Bank in form and substance satisfactory to it, on or before the date falling 5 (five) Business Days before the Scheduled Disbursement Date for the proposed Tranche, of the following documents or evidence:

(i)	a certificate from the Borrower in the form of Schedule E.1;

(ii)	a certificate from the Guarantor in the form of Schedule E.2;

(iii)	evidence of the authority of the person or persons authorised to sign the certificates under paragraphs (i) and (ii) above and the specimen signature of such person or persons;

(iv)
a copy of any other authorisation or other document, opinion or assurance which the Bank has notified the Borrower is necessary or desirable in connection with the entry into, delivery and performance of, and the transactions contemplated by, the Contract or the Guarantee Agreement or the validity and enforceability of the same.

(b)	that on the Scheduled Disbursement Date for the proposed Tranche:

(i)	the representations and warranties which are repeated pursuant to Article 6.12 are correct in all material respects; and

(ii)	no event or circumstance which constitutes or would with the passage of time or giving of notice under this Contract constitute:
(aa)    a Default, or
(bb)    a prepayment event under Article 4.03,
has occurred and is continuing unremedied or unwaived or would result from the disbursement of the proposed Tranche.

1.05	Deferment of disbursement

1.05A	Grounds for deferment
Upon the written request of the Borrower, the Bank shall defer the disbursement of any Accepted Tranche in whole or in part to a date specified by the Borrower being a date falling not later than 6 (six) months from its Scheduled Disbursement Date and not later than 60 days prior to the first repayment date of the Tranche indicated in the Disbursement Offer. In such case, the Borrower shall pay the Deferment Indemnity calculated on the amount of disbursement deferred.

Any request for deferment shall have effect in respect of a Tranche only if it is made at least 5 (five) Business Days before its Scheduled Disbursement Date.
If for an Accepted Tranche any of the conditions referred to in Article 1.04 is not fulfilled as at the specified date and at the Scheduled Disbursement Date, disbursement will be deferred to a date agreed between the Bank and the Borrower falling not earlier than 5 (five) Business Days following the fulfilment of all conditions of disbursement (without prejudice to the right of the Bank to suspend and/or cancel the undisbursed portion of the Credit in whole or in part pursuant to Article 1.06B). In such case, the Borrower shall pay the Deferment Indemnity calculated on the amount of disbursement deferred.

1.05B	Cancellation of a disbursement deferred by 6 (six) months
The Bank may, by notice in writing to the Borrower, cancel a disbursement which has been deferred under Article 1.05A by more than 6 (six) months in aggregate. The cancelled amount shall remain available for disbursement under Article 1.02.

1.06	Cancellation and suspension

1.06A	Borrower's right to cancel
The Borrower may at any time by notice in writing to the Bank cancel, in whole or in part and with immediate effect, the undisbursed portion of the Credit. However, the notice shall have no effect in respect of an Accepted Tranche which has a Scheduled Disbursement Date falling within 5 (five) Business Days of the date of the notice.

1.06B	Bank's right to suspend and cancel

(a)
The Bank may, by notice in writing to the Borrower, suspend and/or cancel the undisbursed portion of the Credit in whole or in part at any time and with immediate effect, upon the occurrence of an event or circumstance mentioned in Article 4.03A or an event or circumstance which would with the passage of time or giving of notice under this Contract constitute an event under Article 4.03A or a Default.

(b)	The Bank may also suspend the portion of the Credit in respect of which it has not received a Disbursement Acceptance with immediate effect in the case that a Market Disruption Event occurs.

(c)	Any suspension shall continue until the Bank ends the suspension or cancels the suspended amount.

1.06C	Indemnity for suspension and cancellation of a Tranche

1.06C(1)	SUSPENSION
If the Bank suspends an Accepted Tranche, whether upon an Indemnifiable Prepayment Event or an event mentioned in Article 10.01, the Borrower shall pay to the Bank the Deferment Indemnity calculated on the amount of disbursement suspended.

1.06C(2)	CANCELLATION

If pursuant to Article 1.06A, the Borrower cancels:

(a)	a Fixed Rate Tranche which is an Accepted Tranche, it shall indemnify the Bank under Article 4.02B;

(b)	a Floating Rate Tranche which is an Accepted Tranche or any part of the Credit other than an Accepted Tranche, no indemnity is payable.
If the Bank cancels:

(i)	a Fixed Rate Tranche which is an Accepted Tranche upon an Indemnifiable Prepayment Event or pursuant to Article 1.05B, the Borrower shall pay to the Bank the Prepayment Indemnity; or

(ii)	an Accepted Tranche upon an Event of Default, the Borrower shall indemnify the Bank under Article 10.03.
Save in these cases, no indemnity is payable by the Borrower upon cancellation of a Tranche by the Bank.
The indemnity shall be calculated on the basis that the cancelled amount is deemed to have been disbursed and repaid on the Scheduled Disbursement Date or, to the extent that the disbursement of the Tranche is currently deferred or suspended, on the date of the cancellation notice.

1.07	Cancellation after expiry of the Credit
On the day following the Final Availability Date, and unless otherwise specifically agreed to in writing by the Bank, the part of the Credit in respect of which no Disbursement Acceptance has been made in accordance with Article 1.02C shall be automatically cancelled, without any notice being served by the Bank to the Borrower and without liability arising on the part of either party.

1.08	Up-front fee
The Borrower shall pay or cause to be paid to the Bank within thirty days of the signature of the Contract or, in case the disbursement of the first Tranche falls within thirty days of the signature of the Contract, on the Scheduled Disbursement Date for the first Tranche, an up-front fee (the "Up-Front Fee") in an amount set out in the Up-Front Fee Letter.

1.09	Non-utilisation fee
The Borrower shall pay to the Bank a non-utilisation fee calculated on the daily undrawn uncancelled balance of the Credit from the date of this Contract at a rate of 0.15% (fifteen basis points) per annum, the accrued non-utilisation fee being payable:

(c)	on each March 31, June 30, September 30, December 31; and

(d)	on the Final Availability Date; or, if the Credit is cancelled in full under Article 1.06 prior to the Final Availability Date, on the date of cancellation.

If the date on which the non-utilisation fee is due to be paid is not a Relevant Business Day, payment shall be made on the next day, if any, of that calendar month that is a Relevant Business Day or, failing that, the nearest preceding day that is a Relevant Business Day, in all cases with a corresponding adjustment to the amount of non-utilisation fee due.

1.1	Sums due under Article 1
Sums due under Articles 1.05 and 1.06 shall be payable in the currency of the Tranche concerned. They shall be payable within 15 (fifteen) days of the Borrower's receipt of the Bank's demand or within any longer period specified in the Bank's demand.
Article 2
The Loan

2.1	Amount of Loan
The Loan shall comprise the aggregate amount of Tranches disbursed by the Bank under the Credit, as confirmed by the Bank pursuant to Article 2.03.

2.2	Currency of repayment, interest and other charges
Interest, repayments and other charges payable in respect of each Tranche shall be made by the Borrower in the currency in which the Tranche is disbursed.
Any other payment shall be made in the currency specified by the Bank having regard to the currency of the expenditure to be reimbursed by means of that payment.

2.3	Confirmation by the Bank
Within 10 (ten) days after disbursement of each Tranche, the Bank shall deliver to the Borrower the amortisation table referred to in Article 4.01, if appropriate, showing the disbursement date, currency, the amount disbursed, the repayment terms and the interest rate of and for that Tranche.
Article 3
Interest

3.01A	Rate of interest
"Margin" means, at any time, the number of basis points per annum set out in the column in the table below opposite the level of Credit Rating applicable at that time (and, for the avoidance of doubt, at the date of the Contract the Margin is 50 basis points (0.50%) per annum) but:

(k)
if a change in Credit Rating occurs which would result in a change in the Margin, that change (and the resulting change in level of Margin) shall be applied to the Contract to each Tranche with effect from (and including) the Payment Date on which interest in respect of that Tranche is payable next following the date on which the relevant Rating Agency changed the applicable Credit Rating and/or ceased to provide an applicable Credit Rating; and

(l)	if no Rating Agency provides any Credit Rating then the Margin will continue to be the level that applied immediately before there ceased to be any Credit Rating.

Credit Rating	Margin per annum
Baa1 or BBB+ or higher	40 basis points (0.40%)
Baa2 or BBB	50 basis points (0.50%)
Baa3 or BBB-	65 basis points (0.65%)
Ba1 or BB+ or lower	95 basis points (0.95%)

3.01B	Fixed Rate Tranches
The Borrower shall pay interest on the outstanding balance of each Fixed Rate Tranche at the Fixed Rate quarterly, semi-annually or annually in arrear on the relevant Payment Dates as specified in the Disbursement Offer, commencing on the first Payment Date following the date on which the disbursement of the Tranche was made. If the period from the date on which disbursement was made to the first Payment Date is 15 (fifteen) days or less then the payment of interest accrued during such period shall be postponed to the following Payment Date.
Interest shall be calculated on the basis of Article 5.01(a) at an annual rate that is the Fixed Rate.

3.01C	Floating Rate Tranches
The Borrower shall pay interest on the outstanding balance of each Floating Rate Tranche at the Floating Rate quarterly, semi-annually or annually in arrear on the relevant Payment Dates, as specified in the Disbursement Offer commencing on the first Payment Date following the date of disbursement of the Tranche. If the period from the date of disbursement to the first Payment Date is 15 (fifteen) days or less then the payment of interest accrued during such period shall be postponed to the following Payment Date.
The Bank shall notify the Floating Rate to the Borrower within 10 (ten) days following the commencement of each Floating Rate Reference Period.
If pursuant to Articles 1.05 and 1.06 disbursement of any Floating Rate Tranche takes place after the Scheduled Disbursement Date, the Relevant Interbank Rate applicable to the first Floating Rate Reference Period shall apply as though the disbursement had been made on the Scheduled Disbursement Date.
Interest shall be calculated in respect of each Floating Rate Reference Period on the basis of Article 5.01(b). For the avoidance of doubt, if the Floating Rate for any Floating Rate Reference Period is below zero, it will be set at zero.

3.01D	Revision or Conversion of Tranches
Where the Borrower exercises an option to revise or convert the interest rate basis of a Tranche, it shall, from the effective Interest Revision/Conversion Date (in accordance with the procedure set out in Schedule D) pay interest at a rate determined in accordance with the provisions of Schedule D.

3.2	Interest on overdue sums

Without prejudice to Article 10 and by way of exception to Article 3.01A, interest shall accrue on any overdue sum payable under the terms of this Contract from the due date to the date of payment at an annual rate equal to the Relevant Interbank Rate plus the Margin plus 2% (200 basis points) and shall be payable in accordance with the demand of the Bank. For the purpose of determining the Relevant Interbank Rate in relation to this Article 3.02, the relevant periods within the meaning of Schedule B shall be successive periods of one month commencing on the due date.
However, interest on any overdue sum under a Fixed Rate Tranche shall be charged at the annual rate that is the sum of the rate defined in Article 3.01B plus 0.25% (25 basis points) if that annual rate exceeds, for any given relevant period, the rate specified in the preceding paragraph.
If the overdue sum is in a currency other than the currency of the Loan, the following rate per annum shall apply, namely the relevant interbank rate that is generally retained by the Bank for transactions in that currency plus 2% (200 basis points), calculated in accordance with the market practice for such rate.

3.3	Market Disruption Event
In relation to a specific Accepted Tranche, if at any time between the date of issuance by the Bank of a Disbursement Acceptance in respect of such Tranche, and the date falling two Business Days prior to the Scheduled Disbursement Date, a Market Disruption Event occurs, the Bank may notify to the Borrower that this clause has come into effect. In such case, the following rules shall apply:

(a)
in the case of an Accepted Tranche to be disbursed in EUR, USD or GBP, the rate of interest applicable to such Accepted Tranche until the Maturity Date or the Interest Revision /Conversion Date, if any, shall be the percentage rate per annum which is the sum of:

-	the Margin; and

-
the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank. The Borrower shall have the right to refuse in writing such disbursement within the deadline specified in the notification and shall bear charges incurred as a result, if any, in which case the Bank shall not effect the disbursement and the corresponding Credit shall remain available for disbursement under Article 1.02B. If the Borrower does not refuse the disbursement in time, the parties agree that the disbursement and the conditions thereof shall be fully binding for both parties.

(b)
in the case of an Accepted Tranche to be disbursed in a currency other than EUR, USD or GBP, the Bank shall notify to the Borrower the EUR equivalent to be disbursed on the Scheduled Disbursement Date and the relevant percentage rate as described above under (a) applicable to the Tranche until the Maturity Date or the Interest Revision/Conversion Date if any. The Borrower shall have the right to refuse in writing such disbursement within the deadline specified in the notification and shall bear charges incurred as a result, if any, in which case the Bank shall not effect the disbursement and the corresponding portion of the Credit shall remain available for disbursement under Article 1.02B. If the Borrower does not refuse the disbursement in time, the parties agree that the disbursement in EUR and the conditions thereof shall be fully binding for both parties.
In each case the Spread or Fixed Rate previously notified by the Bank in the Disbursement Offer or in an Interest Revision/Conversion Proposal shall be no longer applicable.
Article 4
Repayment

4.1	Normal repayment

4.01C	Repayment by instalments

(c)
The Borrower shall repay each Tranche by instalments on the Payment Dates specified in the relevant Disbursement Offer in accordance with the terms of the amortisation table delivered pursuant to Article 2.03.

(d)	Each amortisation table shall be drawn up on the basis that:

(i)
in the case of a Fixed Rate Tranche without an Interest Revision/Conversion Date, repayment shall be made annually, semi-annually or quarterly by equal instalments of principal or constant instalments consisting of principal and interest;

(ii)	in the case of a Fixed Rate Tranche with an Interest Revision/Conversion Date or a Floating Rate Tranche, repayment shall be made by equal annual, semi-annual or quarterly instalments of principal;

(iii)
the first repayment date of each Tranche shall be a Payment Date falling not earlier than 60 days from the Scheduled Disbursement Date and not later than the first Payment Date immediately following the fourth anniversary of the Scheduled Disbursement Date of the Tranche; and

(iv)	the last repayment date of each Tranche shall be a Payment Date falling not earlier than 4 (four) years and not later than 12 years from the Scheduled Disbursement Date.

4.01D	Single instalment
Alternatively, the Borrower may repay the Tranche in a single instalment on a Payment Date specified in the Disbursement Offer, being a date falling not less than 3 (three) years or more than 7 (seven) years from the Scheduled Disbursement Date.

4.2	Voluntary prepayment

4.02C	Prepayment option

Subject to Articles 4.02B, 4.02C and 4.04, the Borrower may prepay all or part of any Tranche, together with accrued interest and indemnities if any, upon giving a Prepayment Notice to the Bank with at least 1 (one) month's prior notice specifying the Prepayment Amount and the Prepayment Date.
Subject to Article 4.02C the Prepayment Notice shall be binding and irrevocable.

4.02D	Prepayment indemnity

4.02D(3)	FIXED RATE TRANCHE
Subject to Article 4.02B(3) below, if the Borrower prepays a Fixed Rate Tranche, the Borrower shall pay to the Bank on the Prepayment Date the Prepayment Indemnity.

4.02D(4)	FLOATING RATE TRANCHE
Subject to Article 4.02B(3) below, the Borrower may prepay a Floating Rate Tranche without indemnity on any relevant Payment Date.

4.02D(5)
Unless the Borrower has accepted in writing a Fixed Rate in respect of an Interest Revision/Conversion Proposal pursuant to Schedule D, prepayment of a Tranche on its Interest Revision/Conversion Date as accepted under Article 1.02C, or in accordance with Schedule C.1 or D, as the case may be, is effected without indemnity.

4.02E	Prepayment mechanics
The Bank shall notify the Borrower, not later than 15 (fifteen) days prior to the Prepayment Date, of the Prepayment Amount, of the accrued interest due thereon and of the indemnity payable under Article 4.02B or, as the case may be, that no indemnity is due.
Not later than the Acceptance Deadline, the Borrower shall notify the Bank either:

(e)	that it confirms the Prepayment Notice on the terms specified by the Bank; or

(f)	that it withdraws the Prepayment Notice.
If the Borrower gives the confirmation under paragraph (a) above, it shall effect the prepayment. If the Borrower withdraws the Prepayment Notice or fails to confirm it in due time, it may not effect the prepayment. Save as aforesaid, the Prepayment Notice shall be binding and irrevocable.
The Borrower shall accompany the prepayment by the payment of accrued interest and indemnity, if any, due on the Prepayment Amount.

4.3	Compulsory prepayment

4.03D	Grounds for prepayment

4.03D(2)	PROJECT COST REDUCTION

If the total cost of the Project as notified by the Borrower to the Bank is reduced from the figure stated in Recital (2) to a level at which the amount of the Credit exceeds 50% (fifty per cent) of such cost, the Bank may in proportion to the reduction forthwith, by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan. The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.

4.03D(3)	PARI PASSU TO NON-EIB FINANCING
If the Borrower (or any other member of the Group) voluntarily prepays (for the avoidance of doubt, prepayment shall include repurchase or cancellation where applicable) a part or the whole of any other Non-EIB Financing and:

-	such prepayment is not made within a revolving credit facility (save for cancellation of the revolving credit facility); or

-	such prepayment is not made out of the proceeds of a loan having a term at least equal to the unexpired term of the Non-EIB Financing prepaid; or

-
following such prepayment the aggregate of the outstanding Loan and any other direct loans from the Bank constitutes more than 50% (fifty per cent.) of the aggregate outstanding Non-EIB Financing to the Group, the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and demand prepayment of the Loan. The proportion of the Loan that the Bank may require to be prepaid shall be the same as the proportion that the prepaid amount of the Non-EIB Financing bears to the aggregate outstanding amount of all Non-EIB Financing.
The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.
For the purposes of this Article, "Non-EIB Financing" includes any loan, (save for the Loan and any other direct loans from the Bank), credit bond or other form of financial indebtedness or any obligation for the payment or repayment of money originally granted to the Borrower or the Guarantor or the Group for a term of more than 3 (three) years.

4.03D(4)	CHANGE OF CONTROL
The Borrower shall promptly inform the Bank if a Change-of-Control Event has occurred.
At any time after the occurrence of a Change-of-Control Event, the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and demand prepayment of the Loan, together with accrued interest and all other amounts accrued or outstanding under this Contract.
The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.
For the purposes of this Article:

(a)	a "Change-of-Control Event" occurs if:

(i)	any person or group of persons acting in concert shall have acquired beneficial ownership of more than 30% of the outstanding voting shares of the Guarantor;

(ii)
during any period of 12 consecutive months, commencing after the date of the Contract, individuals who on the first day of such period were directors of the Guarantor (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the board of directors of the Guarantor; or

(iii)	the Guarantor ceases to be the beneficial owner directly, or indirectly through wholly-owned subsidiaries, of the issued share capital of the Borrower; and

(b)	"acting in concert" means acting together pursuant to an agreement or understanding (whether formal or informal).

4.03D(5)	CHANGE OF LAW
The Borrower shall promptly inform the Bank if a Change-of-Law Event has occurred. In such case, or if the Bank has reasonable cause to believe that a Change-of-Law Event has occurred, the Bank may request that the Borrower consult with it. Such consultation shall take place within 30 (thirty) days from the date of the Bank's request. If, after the lapse of 30 (thirty) days from the date of such request for consultation the Bank is of the reasonable opinion that the effects of the Change-of-Law Event cannot be mitigated to its satisfaction, the Bank may by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan, together with accrued interest and all other amounts accrued or outstanding under this Contract.
The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.
For the purposes of this Article "Change-of-Law Event" means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs after the date of this Contract and which, in the reasonable opinion of the Bank, would materially impair the Borrower's ability to perform its payment obligations under this Contract or the Guarantor's ability to perform its payment obligations under the Guarantee Agreement.

4.03D(6)	ILLEGALITY
If it becomes unlawful in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated in this Contract or to fund or maintain the Loan, the Bank shall promptly notify the Borrower and the Bank may immediately (i) suspend or cancel the undisbursed portion of the Credit and/or (ii) demand prepayment of the Loan on the date indicated by the Bank in its notice to the Borrower.

4.03E	Prepayment mechanics

Any sum demanded by the Bank pursuant to Article 4.03A, together with any interest or other amounts accrued or outstanding under this Contract including, without limitation, any indemnity due under Article 4.03C, shall be paid on the date indicated by the Bank in its notice of demand.

4.03F	Prepayment indemnity
In the case of an Indemnifiable Prepayment Event, the indemnity, if any, shall be determined in accordance with Article 4.02B.
If, moreover, pursuant to any provision of Article 4.03A the Borrower prepays a Tranche on a date other than a relevant Payment Date, the Borrower shall indemnify the Bank in such amount as the Bank shall certify is required to compensate it for receipt of funds otherwise than on a relevant Payment Date.

4.4	General
A prepaid amount may not be reborrowed. This Article 4 shall not prejudice Article 10.

Article 5
Payments

5.1	Day count convention
Any amount due by way of interest, indemnity or fee from the Borrower under this Contract, and calculated in respect of a fraction of a year, shall be determined on the following respective conventions:

(a)	in respect of interest and indemnities due under a Fixed Rate Tranche, a year of 360 (three hundred and sixty) days and a month of 30 (thirty) days;

(b)
in respect of interest and indemnities due under a Floating Rate Tranche, a year of 360 (three hundred and sixty) days but 365 (three hundred and sixty five) days (invariable) for GBP and the number of days elapsed;

(c)	in respect of fees, a year of 360 (three hundred and sixty) days (but 365 (three hundred and sixty five) days (invariable) for fees due in GBP) and the number of days elapsed.

5.2	Time and place of payment
Unless otherwise specified, all sums other than sums of interest, indemnity and principal are payable within 15 (fifteen) days of the Borrower's receipt of the Bank's demand.
Each sum payable by the Borrower under this Contract shall be paid to the respective account notified by the Bank to the Borrower. The Bank shall indicate the account not less than 15 (fifteen) days before the due date for the first payment by the Borrower and shall notify any change of account not less than 15 (fifteen) days before the date of the first payment to which the change applies. This period of notice does not apply in the case of payment under Article 10.
A sum due from the Borrower shall be deemed paid when the Bank receives it.

5.3	Disruption to Payment Systems
If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by the Borrower that a Disruption Event has occurred:

(d)
the Bank may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Contract as the Bank may deem necessary in the circumstances;

(e)
the Bank shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and

(f)
the Bank shall not be liable for any damages, costs or losses whatsoever arising as a result of a Disruption Event or for taking or not taking any action pursuant to or in connection with this Article 5.03.

5.4	Application of sums received

(c)	General
Sums received from the Borrower shall only discharge its payment obligations if received in accordance with the terms of this Contract.

(d)	Partial payments
If the Bank receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Contract, the Bank shall apply that payment:

(i)	first, in or towards payment pro rata of any unpaid fees, costs, indemnities and expenses due under this Contract;

(ii)	secondly, in or towards payment of any accrued interest due but unpaid under this Contract;

(iii)	thirdly, in or towards payment of any principal due but unpaid under this Contract; and

(iv)	fourthly, in or towards payment of any other sum due but unpaid under this Contract.

(e)	Allocation of sums related to Tranches

(i)	In case of:

-	a partial voluntary prepayment of a Tranche that is subject to a repayment in several instalments, the Prepayment Amount shall be applied pro rata to each outstanding instalment; and

-
a partial compulsory prepayment of a Tranche that is subject to a repayment in several instalments, the Prepayment Amount shall be applied in reduction of the outstanding instalments in inverse order of maturity.

(ii)
Sums received by the Bank following a demand under Article 10.01 and applied to a Tranche, shall reduce the outstanding instalments in inverse order of maturity. The Bank may apply sums received between Tranches at its discretion.

(iii)
In case of receipt of sums which cannot be identified as applicable to a specific Tranche, and on which there is no agreement between the Bank and the Borrower on their application, the Bank may apply these between Tranches at its discretion.

Article 6
Borrower undertakings and representations
The undertakings in this Article 6 remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is in force.
A. Project undertakings

6.1	Use of Loan and availability of other funds
The Borrower shall use all amounts borrowed by it under the Loan exclusively for financing the Project (either directly or through its wholly owned subsidiaries).
The Borrower shall ensure that it has available (either directly or through its wholly owned subsidiaries) the other funds listed in Recital (2) and that such funds are expended, to the extent required, on the financing of the Project.

6.2	Completion of Project
The Borrower shall carry out the Project (either directly or through its wholly owned subsidiaries) materially in accordance with the Technical Description, as may be modified from time to time with the approval of the Bank (acting reasonably), and complete the Project by the final date specified therein.

6.3	Increased cost of Project
If the total cost of the Project exceeds the estimated figure set out in Recital (2), the Borrower shall or shall procure that one of its wholly owned subsidiaries shall have access to the finance to fund the excess cost without recourse to the Bank, so as to enable the Project to be completed in accordance with the Technical Description. The plans for funding the excess cost shall be communicated to the Bank without delay.

6.4	Procurement procedure
The Borrower undertakes and shall procure that its wholly owned subsidiaries shall purchase equipment, secure services and order works for the Project (a) in so far as they apply to it or to the Project, in accordance with EU law in general and in particular with the relevant EU Directives and (b) in so far as EU Directives do not apply, by procurement procedures which, to the satisfaction of the Bank, respect the criteria of economy and efficiency.

6.5	Continuing Project undertakings
The Borrower shall (and shall ensure that its relevant Subsidiaries shall):

(a)	Maintenance: maintain, repair and, if necessary, renew all material property forming part of the Project as required to keep it in good working order;

(b)
Project assets: unless the Bank shall have given its prior consent in writing retain title to and possession of all material assets comprising the Project or, as appropriate, replace and renew such assets and maintain the Project in substantially continuous operation in accordance with its original purpose; provided that the Bank may withhold its consent only where the proposed action would prejudice the Bank's interests as lender to the Borrower or would render the Project ineligible for financing by the Bank under its Statute or under Article 309 of the Treaty on the Functioning of the European Union;

(c)
Insurance: insure all works and property forming part of the Project with insurance companies that maintain a minimum A.M. Best rating of at least A-VIII, which insurance shall include limits and coverages that are usual and customary for business in the same industry and the like financial size and risk profile;

(d)	Rights and Permits: maintain in force all rights of way or use and all material permits, licenses, approvals or authorisations necessary for the execution and operation of the Project; and

(e)	Environment:

(i)	implement and operate the Project in material compliance with Environmental Law;

(ii)	obtain and maintain requisite Environmental Approvals for the Project; and

(iii)	comply with any such Environmental Approvals.
B. General undertakings

6.6	Disposal of assets

(a)
Except as provided below, the Borrower shall not, and the Guarantor shall procure that no other member of the Group will, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of any part of its assets.

(b)	Paragraph (a) above does not apply to any disposal of assets which is a Permitted Disposal.

For the purposes of this Article, "dispose" and "disposal" includes any act effecting sale, transfer, lease or other disposal.

6.7	Compliance with laws

(f)	The Borrower shall, and shall procure that its Subsidiaries will, comply in all material respects with all laws and regulations to which it or they or the Project is subject.

(g)	The Guarantor shall, and shall procure that each Material Subsidiary shall, comply in all material respects with all laws and regulations to which it or they is subject.

6.8	Change in business
The Borrower and the Guarantor shall procure that no substantial change is made to the core business of the Borrower and the Guarantor shall procure that no substantial change is made to the core business of the Group as a whole, in each case from that carried on at the date of this Contract.

6.9	Merger
The Borrower shall not, and the Guarantor shall procure that no member of the Group will, merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions and including by means of any merger or sale of capital stock or otherwise) all or substantially all of its assets (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after given effect thereto no Default shall have occurred and be continuing or would result from such transaction, (a) the Borrower or the Guarantor may merge or consolidate if (i) in the case of any such merger involving the Borrower, the Borrower is the surviving entity and (ii) in the case of any other such merger, the Guarantor is the surviving entity and (b) the subsidiary, other than the Borrower or Guarantor may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to, or liquidate or dissolve into, the Borrower or the Guarantor.

6.1	Financial covenants
The Borrower and the Guarantor shall ensure that the Leverage Ratio shall at all times be less than 3.50:1.00.

6.1	Books and records
The Borrower shall ensure that it has kept and will continue to keep proper books and records of account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower, including expenditures in connection with the Project, in accordance with GAAP as in effect from time to time.

6.1	General Representations and Warranties

6.1A	General representations and warranties
Each of the Borrower and the Guarantor, as applicable, represent and warrant to the Bank that:

(e)
the Borrower is duly incorporated and validly existing with limited liability under the laws of Luxembourg and it has power to carry on its business as it is now being conducted and to own its property and other assets;

(f)
the Borrower has the power to execute, deliver and perform its obligations under the Finance Documents to which it is a party and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same by it;

(g)
the Guarantor is a corporation, duly incorporated, organised or formed and in good standing under the laws of its jurisdiction of incorporation and it is duly qualified and in good standing in each other jurisdiction in which the character of its properties or the nature of its business requires such qualification except where the failure to be so qualified or in good standing would not result in a Material Adverse Change;

(h)
the Guarantor has the power to execute, deliver and perform its obligations under the Finance Documents to which it is a party and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same by it;

(i)
subject to due authorisation of the Bank to enter into and perform its obligations under the Finance Documents and the reservations as to matters of law set out in the legal opinions provided to the Bank under Article 1.04A, the Finance Documents to which it is a party constitutes its legally valid, binding and enforceable obligations;

(j)	the execution and delivery of, the performance of its obligations under and compliance with the provisions of the Finance Documents to which it is a party do not and will not:

(v)	contravene or conflict in any material respect with any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;

(vi)	contravene or conflict with any agreement or other instrument binding upon it which contravention or conflict is reasonably likely to result in a Material Adverse Change;

(vii)	contravene or conflict in any material respect with any provision of its constitutional documents;

(k)
the latest available consolidated audited accounts of the Group have been prepared in accordance with GAAP and have been approved by its auditors as representing a true and fair view in all material respects of the results of the Group's operations for that year and, as and from the end of the Guarantor's 2013 financial year, without any material change in accounting policies (other than where required by GAAP) from those applied in the immediately previous year;

(l)	there has been no Material Adverse Change since 1 November 2012;

(m)	no Default has occurred and is continuing unremedied or unwaived or would result from the disbursement of the Loan;

(n)	no litigation, arbitration, administrative proceedings or investigation against it or any of its subsidiaries (or, in the case of the Guarantor, Subsidiaries) is current or to its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined would reasonably be expected to be likely to result in a Material Adverse Change, nor is there subsisting against it or any of its subsidiaries (or, in the case of the Guarantor, Subsidiaries) any unsatisfied judgement or award;

(o)
it has obtained all necessary Authorisations required by it in connection with this Contract and in order to lawfully comply with its obligations hereunder, and the Project and all such Authorisations are in full force and effect and admissible in evidence;

(p)	the entry into the Finance Documents to which it is a party is for its corporate benefit (in the case of the Borrower, intérêt social);

(q)	the entry by the Borrower into the Finance Documents to which it is a party will not violate or infringe any thin capitalisation rules applicable to the Borrower;

(r)	at the date of this Contract, no Security exists over its assets or over those of the Group other than Permitted Security;

(s)
its payment obligations under this Contract rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally;

(t)
it is in compliance with Article 6.05(e) and to the best of its knowledge and belief (having made due and careful enquiry) no material Environmental Claim has been commenced or is threatened against it;

(u)	it is in compliance with all undertakings under Article 6 and 7;

(v)	no loss of rating clause or financial covenants exist under any Principal Bank Facility which are more restrictive than the ones contained in the Contract;

(w)	it is not required to make any deduction for or on account of tax from any payment it may make under the Finance Documents to the Bank;

(x)	neither it nor any of its subsidiaries (or, in the case of the Guarantor, Subsidiaries) is or is required to be registered as an "investment company" under the US Investment Company Act of 1940;

(y)
it is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the FRB) as in effect from time to time, and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock;

(z)
no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Change. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of FASB ASC Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Change and the present value of all accumulated benefit obligations of all unfunded Plans (based on the assumptions used for purposes of FASB ASC Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Change.

(aa)
at the date the Guarantor enters into the Guarantee Agreement and after and giving effect to the incurrence of any of the Guarantor's obligations under the Guarantee Agreement, the Guarantor is Solvent; and

(bb)
subject to the reservations as to matters of law set out in the legal opinions provided to the Bank under Article 1.04A, the choice of English law as the governing law of the Finance Documents and the submission to the jurisdiction of the English courts will be recognised and enforced in England.

6.1A	Acknowledgement
The Borrower acknowledges that it has made the representations and warranties contained in Article 6.12A with the intention of inducing the Bank to enter into this Contract and that the Bank has entered into this Contract on the basis of, and in full reliance on, each of such representations and warranties. The Borrower represents and warrants that it has no knowledge of any additional facts or matters the omission of which makes any of such representations and warranties misleading.

6.1A	Repetition
The representations and warranties set out above shall survive the execution of this Contract and are, with the exception of the representation and warranty in Article 6.12A(h), (l), (m), (n), (o) and (y), deemed repeated on the date of each Disbursement Request, each Scheduled Disbursement Date and on each Payment Date, by reference to the facts and circumstances then existing.
Article 7
Security
The undertakings in this Article 7 remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is in force.

7.1	Guarantee
The obligations of the Bank under this Contract are conditional upon the prior execution and delivery to the Bank of the Guarantee Agreement in form and substance satisfactory to it, whereby the Guarantor unconditionally guarantees the due performance of the Borrower's financial obligations under this Contract. The Borrower hereby acknowledges and consents to the terms of the Guarantee Agreement.

7.2	Negative pledge and sale / leasebacks

(h)	In this Contract "Quasi-Security" means an arrangement or transaction described in Article 7.02(c) below.

(i)	The Borrower and the Guarantor shall not, and the Guarantor shall ensure that no other member of the Group will, create or permit to subsist any Security over any of its assets.

(j)
The Borrower and the Guarantor shall not, and the Guarantor shall ensure that no other member of the Group will, enter into any arrangement or transaction on assets or receivables or money (such as the sale, transfer or other disposal of assets on terms whereby they are or may be leased to or re-acquired by the Borrower, the Guarantor or any other member of the Group, the sale, transfer or otherwise dispose of any receivables on recourse terms or any arrangement under which money or the benefit of a bank account or other account may be applied or set-off or made subject to a combination of accounts or any preferential arrangement having a similar effect) in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(k)	Paragraphs (b) and (c) above shall not apply to any Security (or, as the case may be, Quasi-Security), which is a Permitted Security.

(l)	The Borrower and the Guarantor shall not, and the Guarantor shall ensure that no other member of the Group will:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or the Guarantor or any other member of the Group; or

(ii)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset, except:

(x)	any such sale, transfer or disposal approved by the Bank;

(y)	any such sale, transfer or disposal made to another member of the Group;

(z)
any such sale, transfer or disposal (other than those set out in paragraph (x) or (y) above) of such assets the book value of which (when aggregated with (i) the aggregate book value of Security created or subsisting under paragraph (i) of the definition of Permitted Security; and (ii) the book value of any other such sale, transfer or disposal of such assets not allowed under the subparagraphs (x) or (y) above), does not exceed the greater of USD 150,000,000 (one hundred and fifty million dollars) (or its equivalent in another currency or currencies) and 10% of Consolidated Net Tangible Assets.

7.3	Pari passu ranking
The Borrower and the Guarantor shall ensure that its payment obligations under this Contract rank, and will rank, not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

7.4	Clauses by inclusion

If the Borrower, the Guarantor or any other member of the Group concludes with any other financial creditor a Principal Bank Facility that includes a loss-of-rating clause or a covenant or other provision regarding its financial ratios, if applicable, that is stricter than any equivalent provision of this Contract, the Borrower or the Guarantor shall inform the Bank and each of the Borrower and the Guarantor shall, at the request of the Bank, execute an agreement to amend this Contract so as to provide for an equivalent provision in favour of the Bank.
Article 8
Information and Visits

8.1	Information concerning the Project
The Borrower shall:

(m)	deliver to the Bank:

(i)	the information in content and in form, and at the times, specified in Schedule A.2 or otherwise as agreed from time to time by the parties to this Contract; and

(ii)
any such information or further document concerning the financing, procurement, implementation, operation and environmental matters of or for the Project as the Bank may reasonably require within a reasonable time, provided always that if such information or document is not delivered to the Bank on time, and the Borrower does not rectify the omission within a reasonable time set by the Bank in writing, the Bank may remedy the deficiency, to the extent feasible, by employing its own staff or a consultant or any other third party, at the Borrower's expense and the Borrower shall provide such persons with all assistance necessary for the purpose;

(n)
submit for the approval of the Bank without delay any material change to the Project, also taking into account the disclosures made to the Bank in connection with the Project prior to the signing of this Contract, in respect of, inter alia, the price, design, plans, timetable or to the expenditure programme or financing plan for the Project;

(o)	promptly inform the Bank of:

(i)
any action or protest initiated or any objection raised by any third party or any genuine complaint received by the Borrower or any material Environmental Claim that is to its knowledge commenced, pending or threatened against it with regard to environmental or other matters affecting the Project;

(ii)	any fact or event known to the Borrower, after due enquiry, which may substantially prejudice or affect the conditions of execution or operation of the Project;

(iii)	any non-compliance by it with any applicable Environmental Law relevant to the Project; and

(iv)	any suspension, revocation or modification of any Environmental Approval known to the Borrower, after due enquiry, and set out the action to be taken with respect to such matters.

8.2	Information concerning the Borrower
The Borrower shall:

(d)	deliver to the Bank:

(i)	as soon as they become available but in any event within 90 days after the end of each of the Guarantor's financial years:

(A)	the Guarantor's consolidated annual report, balance sheet, profit and loss account and auditor's report for that financial year; and

(B)	a Compliance Certificate as set out in Schedule E.3 signed by two directors confirming compliance with Article 6.10 and with evidence of such compliance and related calculations;

(ii)	as soon as they become available but in any event within 45 days after the end of each of the relevant accounting periods:

(A)	the Guarantor's interim consolidated quarterly report, balance sheet and profit and loss account for each of the first three quarters of each of its financial years; and

(B)	a Compliance Certificate as set out in Schedule E.3 signed by two directors confirming compliance with Article 6.10 and with evidence of such compliance and related calculations;

(iii)
as soon as they become available but in any event within 210 days after the end of each of the Borrower's financial years, the Borrower's consolidated annual report, balance sheet, profit and loss account and auditor's report for that financial year together with a Compliance Certificate as set out in Schedule E.3 signed by two managers confirming compliance with Article 6.10 and with evidence of such compliance and related calculations;

(iv)
within 45 days of 30 June and 31 December in each financial year, confirmation from the Borrower or Guarantor of the Group’s current outstanding debt financing, including a breakdown of figures in respect of each borrower;

(v)
promptly upon the issuance thereof, copies of all reports, if any, to or other documents filed by any member of the Group with the SEC under the US Securities Act of 1933 or the US Securities Exchange Act of 1934 (other than on Form S- 8 or 8-A or similar forms) including for the avoidance of doubt the Group 20F SEC Filings;

(vi)	from time to time, such further information on its general financial situation as the Bank may reasonably require,
Information required to be delivered under this paragraph (a)(i)(A), (a)(ii)(A), (iv) or (a)(v) shall be deemed to have been distributed to the Bank if such information shall be available to the Bank on the website of the Securities and Exchange Commission at http://www.sec.gov and a confirming electronic correspondence shall have been delivered or caused to be delivered to the Bank providing notice of such availability; and

(e)	inform the Bank immediately of:

(i)	any material alteration to its articles of incorporation;

(ii)	any fact which obliges it to prepay any Financial Indebtedness;

(iii)	any event or decision that constitutes or may result in the events described in Article 4.03A;

(iv)	any change in any Credit Rating;

(v)	any decision on its part to grant any Security over any of its assets in favour of a third party other than Permitted Security;

(vi)	any relinquishment on its part of any material component of the Project;

(vii)	any fact or event that is reasonably likely to prevent the substantial fulfilment of any obligation of the Borrower or Guarantor under any Finance Document;

(viii)	any Default having occurred;

(ix)
any investigations by any Governmental Authority concerning the integrity of the members of the Guarantor's or the Borrower's board of directors or managers, to the extent that compliance with this obligation would not be in breach of any law binding on the Guarantor or Borrower (as applicable); and

(x)
any litigation, arbitration or administrative proceedings or investigation which is current, or to its knowledge threatened or pending against any member of the Group which might if adversely determined result in a Material Adverse Change.

8.3	Visits by the Bank
The Borrower shall, and shall procure that each of the Subsidiaries carrying out any part of the Project will, allow persons designated by the Bank, as well as persons designated by other EU institutions or bodies when so required by the relevant mandatory provisions of EU law, to visit the sites, installations and works comprising the Project and to conduct such checks as they may wish, and shall provide them, or ensure that they are provided, with all necessary assistance for this purpose.

The Borrower acknowledges that the Bank may be obliged to divulge such information relating to the Borrower and the Project to any competent EU institution or body in accordance with the relevant mandatory provisions of EU law.
Article 9
Charges and expenses

9.1	Taxes, duties and fees
The Borrower shall pay all taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of this Contract or any related document and in the creation, perfection, registration or enforcement of any security for the Loan to the extent applicable.
The Borrower shall pay all principal, interest, indemnities and other amounts due under this Contract gross without deduction of any national or local impositions whatsoever; provided that, if the Borrower is obliged to make any such deduction, it will gross up the payment to the Bank so that after deduction, the net amount received by the Bank is equivalent to the sum due.

9.2	Other charges
The Borrower shall bear all charges and expenses, including professional, banking or exchange charges incurred in connection with the preparation, execution, implementation enforcement and termination of this Contract or the Guarantee Agreement or any related document, any amendment, supplement or waiver in respect of this Contract or any related document (including all fees and expenses to be invoiced by Allen & Overy LLP, English and United States counsel to the Bank), and in the amendment, creation, management and realisation of any security for the Loan.

9.3	Increased costs, indemnity and set-off

(c)
The Borrower shall pay to the Bank any sums or expenses incurred or suffered by the Bank as a consequence of the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or compliance with any law or regulation made after the date of signature this Contract, in accordance with which (i) the Bank is obliged to incur additional costs in order to fund or perform its obligations under this Contract, or (ii) any amount owed to the Bank under this Contract or the financial income resulting from the granting of the Credit or the Loan by the Bank to the Borrower is reduced or eliminated.

(d)
Without prejudice to any other rights of the Bank under this Contract or under any applicable law, the Borrower shall indemnify and hold the Bank harmless from and against any loss incurred as a result of any payment or partial discharge that takes place in a manner other than as expressly set out in this Contract.

(e)
The Bank may set off any matured obligation due from the Borrower under this Contract (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to the Borrower regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off in an amount estimated by it in good faith to be the amount of that obligation.

9.4	Currency indemnity
If any sum due from the Borrower under this Contract (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(p)	making or filing a claim or proof against the Borrower; or

(q)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall, as an independent obligation, within 3 (three) Business Days of demand, indemnify the Bank against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
The Borrower waives any right it may have in any jurisdiction to pay any amount under this Contract in a currency or currency unit other than that in which it is expressed to be payable.
Article 10
Events of Default

10.1	Right to demand repayment
The Borrower shall repay all or part of the Loan forthwith, together with accrued interest and all other accrued or outstanding amounts under this Contract, upon written demand being made by the Bank in accordance with the following provisions.

10.1A	Immediate demand
The Bank may make such demand immediately:

(f)
if the Borrower or the Guarantor does not pay on the due date any amount payable pursuant to the Finance Documents at the place and in the currency in which it is expressed to be payable, unless (i) its failure to pay is caused by an administrative or technical error or a Disruption Event and (ii) payment is made within 3 (three) Business Days of its due date;

(g)
if any information or document given to the Bank by or on behalf of the Borrower or the Guarantor or any representation or statement made or deemed to be made by the Borrower or the Guarantor in application of the Finance Documents, or in connection with the negotiation or performance of the Finance Documents is, or proves to have been, incorrect, incomplete or misleading in any material respect;

(h)	if, following any default of the Borrower or the Guarantor or any other member of the Group in relation to any loan, or any obligation arising out of any financial transaction, other than the Loan:

(vii)
the Borrower or the Guarantor or any other member of the Group is required or is capable of being required or will, following expiry of any applicable contractual grace period, be required or be capable of being required to prepay, discharge, close out or terminate ahead of maturity such other loan or obligation; or

(viii)	any financial commitment for such other loan or obligation is cancelled or suspended,
AND such other loans or obligations or commitments falling under paragraphs (i) and/or (ii) above are in an aggregate principal amount in excess of USD 50,000,000 (fifty million dollars);

(i)
if the Borrower or the Guarantor or any Material Subsidiary is unable to pay its debts as they fall due, or suspends its debts, or makes or, without prior written consent of the Bank, seeks to make a composition with its creditors;

(j)
if any corporate action, legal proceedings or other procedure or step is taken in relation to or an order is made or an effective resolution is passed for the winding up of the Borrower or the Guarantor or any Material Subsidiary, or if the Borrower or the Guarantor or any Material Subsidiary takes steps towards a substantial reduction in its capital, is declared insolvent or suspends or ceases or resolves or threatens to suspend or to cease to carry on the whole or any substantial part of its business or activities;

(k)
if an encumbrancer takes possession of, or a receiver, liquidator, administrator, administrative receiver or similar officer is appointed, whether by a court of competent jurisdiction or by any competent administrative authority or by any person, of or over, any part of the business or assets of the Borrower or the Guarantor or any Material Subsidiary or any property forming part of the Project;

(l)
if the Borrower or Guarantor or any Material Subsidiary defaults in the performance of any obligation in respect of any other loan granted by the Bank or financial instrument entered into with the Bank;

(m)	if any distress, expropriation, attachment, execution, sequestration or other process is levied or enforced upon:

(i)
the property (other than property forming part of the Project) of the Borrower or the Guarantor or any Material Subsidiary and is not discharged or stayed within 60 (sixty) days and the book value of the property is in excess of USD 50,000,000 (fifty million dollars); or

(ii)	any property forming part of the Project and is not discharged or stayed within 30 (thirty) days;

(n)	if a Material Adverse Change occurs, as compared with the Borrower's or the Guarantor's condition at the date of this Contract;

(o)
if it is or becomes unlawful for the Borrower or the Guarantor to perform any of its obligations under Finance Documents or any Finance Documents are not effective in accordance with its terms or is alleged by the Borrower or the Guarantor to be ineffective in accordance with its terms; and/or

(p)	if an ERISA Event shall have occurred that, in the opinion of the Bank, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Change.

10.1B	Demand after notice to remedy
The Bank may also make such demand:

(f)
if the Borrower fails to comply with any obligation under this Contract not being an obligation mentioned in Article 10.01A or the Guarantor fails to comply with any obligation under the Finance Documents; or

(g)
if any fact related to the Borrower or the Project stated in the Recitals materially alters and is not materially restored and if the alteration either prejudices the interests of the Bank as lender to the Borrower or adversely affects the implementation or operation of the Project, unless the non-compliance or circumstance giving rise to the non-compliance is capable of remedy and is remedied to the satisfaction of the Bank within a reasonable period of time specified in a notice served by the Bank on the Borrower or the Guarantor.

10.2	Other rights at law
Article 10.01 shall not restrict any other right of the Bank at law to require prepayment of the Loan.

10.3	Indemnity

10.3B	Fixed Rate Tranches
In case of demand under Article 10.01 in respect of any Fixed Rate Tranche, the Borrower shall pay to the Bank the amount demanded together with the Prepayment Indemnity on any amount of principal due to be prepaid. Such Prepayment Indemnity shall accrue from the due date for payment specified in the Bank's notice of demand and be calculated on the basis that prepayment is effected on the date so specified.

10.3C	Floating Rate Tranches
In case of demand under Article 10.01 in respect of any Floating Rate Tranche, the Borrower shall pay to the Bank the amount demanded together with a sum equal to the present value of 0.15% (fifteen basis points) per annum calculated and accruing on the amount of principal due to be prepaid in the same manner as interest would have been calculated and would have accrued, if that amount had remained outstanding according to the original amortisation schedule of the Tranche, until the Interest Revision/Conversion Date, if any, or the Maturity Date.
The value shall be calculated at a discount rate equal to the Redeployment Rate applied as of each relevant Payment Date.

10.3D	General
Amounts due by the Borrower pursuant to this Article 10.03 shall be payable on the date of prepayment specified in the Bank's demand.

10.4	Non-Waiver
No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Contract shall be construed as a waiver of such right or remedy. The rights and remedies provided in this Contract are cumulative and not exclusive of any rights or remedies provided by law.
Article 11
Law and jurisdiction

11.1	Governing Law
This Contract and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of England.

11.2	Jurisdiction
The English courts have exclusive jurisdiction to settle any dispute in connection with this Contract.
The parties agree that English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Contract.
References in this Article 11.02 to a dispute in connection with this Contract include any dispute as to the existence, validity or termination of this Contract.

11.3	Agent of Service
Without prejudice to any other mode of service allowed under any relevant law, the Borrower hereby appoints Xylem Water Holdings Limited, a company registered in England and Wales with company number 07618426 and having its registered office at c/o Water Process Ltd, Viables Industrial Estate, Jays Close, Basingstoke, Hampshire, England RG22 4BA as its agent of service for the purposes of accepting service on its behalf of any writ, notice, order, judgement or other legal process. The Borrower agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

11.4	Forum conveniens and enforcement abroad
The Borrower:

(f)	waives any objection it may have to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with this Contract; and

(g)	agrees that a judgment or order of an English court in connection with this Contract is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

11.5	Place of performance
Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Contract, shall be Luxembourg.

11.6	Evidence of sums due
In any legal action arising out of this Contract the certificate of the Bank as to any amount or rate due to the Bank under this Contract shall in the absence of manifest error be prima facie evidence of such amount or rate.
Article 12
Final clauses

12.1	Notices to either party
Notices and other communications given under this Contract addressed to either party to this Contract shall be made to the address or facsimile number as set out below, or to such other address or facsimile number as a party previously notifies to the other in writing:

For the Bank	Attention: Ops A
100 boulevard Konrad Adenauer
L-2950 Luxembourg
Facsimile no: +352 4379 67399
For the Borrower	Attention: Board of Managers
9 rue Gabriel Lippmann Parc d’activite Syrdall 2 L-5365 Munsbach

Facsimile no.: +352 26156 808
Copies	Attention: Treasurer

Xylem Inc.
1133 Westchester Avenue, N200
White Plains
New York 10604
Facsimile no.: 914-323-5800

Attention: General Counsel
Xylem Inc.
1133 Westchester Avenue, N200
White Plains
New York 10604
Facsimile no.: 914-323-5997

12.2	Form of notice
Any notice or other communication given under this Contract must be in writing.
Notices and other communications, for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or facsimile. Such notices and communications shall be deemed to have been received by the other party on the date of delivery in relation to a hand-delivered or registered letter or on receipt of transmission in relation to a facsimile.
Other notices and communications may be made by hand delivery, registered letter or facsimile or, to the extent agreed by the parties by written agreement, by email or other electronic communication.
Without affecting the validity of any notice delivered by facsimile according to the paragraphs above, a copy of each notice delivered by facsimile shall also be sent by letter to the relevant party on the next following Business Day at the latest.
Notices issued by the Borrower pursuant to any provision of this Contract shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower and the authenticated specimen signature of such person or persons.

12.3	Contracts (Rights of Third Parties) Act 1999
A person who is not a party to this Contract may not enforce or enjoy the benefit of any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, except as provided under the Guarantee Agreement, the consent of any third party is not required for any variation (including any release or compromise of any liability) or termination of this Contract.

12.4	Counterparts
This Contract may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

12.5	Invalidity
If at any time any term of this Contract is or becomes illegal, invalid or unenforceable in any respect, or this Contract is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Contract or the effectiveness in any other respect of this Contract in that jurisdiction; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Contract or the effectiveness of this Contract under the laws of such other jurisdictions.

12.6	Amendments

Unless otherwise expressly provided in this Contract, any amendment to this Contract shall be made in writing and shall be signed by the parties hereto.

12.7	Recitals, Schedules and Annex
The Recitals and following Schedules form part of this Contract:

Schedule A	Technical Description and Reporting
Schedule B	Definition of EURIBOR and LIBOR
Schedule C	Forms for Borrower
Schedule D	Interest Rate Revision and Conversion
Schedule E	Conditions Precedent and Certificates of the Borrower and the Guarantor
Schedule F	Form of Solvency Certificate
The following Annex is attached hereto:

Annex	Borrower's written resolutions of the managers and authorisation of signatory

IN WITNESS WHEREOF the parties hereto have caused this Contract to be executed in four originals in the English language.
At Luxembourg and White Plains, this 14th day of December 2012

Signed for and on behalf of EUROPEAN INVESTMENT BANK
[SIGNED]	[SIGNED]
A. Fürstenberg	P. Albouze
Director	Director

Signed for and on behalf of XYLEM HOLDINGS S.À R.L. as Borrower
[SIGNED]	[SIGNED]
Samir Patel	Danielle Kolbach
Manager	Manager

Signed for and on behalf of XYLEM INC as Guarantor
[SIGNED]
Samir Patel Treasurer

Schedule A
Project Specification and Reporting
A.1     Technical Description (Article 6.02)
Purpose, Location
The project concerns selected R&D activities for the development of technologies and products for the water industry and more specifically in the areas of: (i) Analytical Instruments (analyzers, flow samplers, temperature gauges etc.); (ii) Flow Control equipment (regulators, switches, tanks, valves, specialty pumps); (iii) Pump systems for residential, commercial and industrial heating and water applications; and (iv) Water & Wastewater Treatment Solutions (Biological Treatment, Desalination, Filtration & Clarification, Ultraviolet & Ozone Disinfection) and in integrated systems incorporating the above components with monitoring and control software. In terms of technologies, the developments concern new materials, electronics, remote monitoring, control and diagnostics. In parallel to the optimization of product portfolio, the main focus of the R&D activities is on the development of sustainable solutions in the entire product offering with reduced energy consumption and high re-use of scarce resources; and also development of integrated systems aiming at the reduction of total cost of ownership through efficient use of infrastructures and resources.
The activities will primarily take place in the company's R&D centres in Sweden (57%) and Germany (19%), but also in Italy (8%), the United Kingdom (7%), Austria (4%), Norway (3%) Hungary (2%). The project will cover the relevant activities from 2013 up to and including 2016.
Description
The R&D activities are carried out in three divisions: (i) Water Solutions (wastewater and dewatering pumps, biologic treatments, filtration and disinfection products for municipal and industrial use), (ii) Analytics (field, portable, online and laboratory analytical instrumentation) and (iii) Applied Water Systems (pump systems and booster systems for water supply, heating and cooling, wastewater drainage, irrigation applications and components - regulators, switches, tanks, valves and pump systems for specialty applications).The EIB project concerns the R&D activities related to the breakthrough and technology development, process development, and the development of new product areas. Activities concerning the improvement of the current product portfolio (value engineering) and product support and maintenance activities have not been included.
Across the company, the R&D activities can be grouped in three major areas with their main underlying objectives described below:
Sustainable Resource Use – Efficiency, Performance and Sustainability

-	Energy efficient solutions and energy capture

-	Water and nutrient re-use and recycle

-	Water source protection through the use of analytics and controls facilitating responsible and efficient use;

Smart Networks – Remote Supervision and Control

-	Use of Monitoring and Control systems and intelligent data capture and analysis towards the development knowledge based smart solutions

-	Larger systems of pump stations, treatment trains with high level of integrated technology

-	Integration of equipment through Monitoring and Control in the building service sector; and
Capital Efficient Solutions

-	Novel service approaches through the use of predictive and remote control and management solutions

-	Radical reduction of equipment complexity in terms of material and number of components and footprint.
Calendar
The project covers the activities from January 2013 up to and including December 2016.
A.2     Information Duties under Article 8.01(a)

1.	Dispatch of information: designation of the person responsible
The information below has to be sent to the Bank under the responsibility of:

Company	Xylem Inc.
Contact person	Samir H. PATEL
Title	VP and Treasurer
Function / Department	-
Address	1133 Westchester Avenue, Suite N200
White Plains, NY 10604 USA
Phone	1.914.323.5780
Fax	1.914.323.5830
Email	samir.patel@xyleminc.com
The above-mentioned contact person(s) is (are) the responsible contact(s) for the time being.
The Borrower shall inform the Bank immediately in case of any change.

2.	Information on the project's implementation
The Borrower shall deliver to the Bank the following information on project progress during implementation at the latest by the deadline indicated below.

Document / information	Deadline	Frequency of reporting
Project Progress Report	31/05/2015	Once
A brief update on the technical description, explaining the reasons for significant changes vs. initial scope;
Update on the date of completion of each of the main project's components, explaining reasons for any possible delay;
Update on the cost of the project, explaining reasons for any possible cost increases vs. initial budgeted cost;
A description of any major issue with impact on the environment;
Update on the project's demand or usage and comments;
Any significant issue that has occurred and any significant risk that may affect the project's operation;
Any legal action concerning the project that may be on-going.

3.	Information on the end of works and first year of operation
The Borrower shall deliver to the Bank the following information on project completion and initial operation at the latest by the deadline indicated below.

Document / information	Date of delivery to the Bank
Project Completion Report, including:
A brief description of the technical characteristics of the project as completed, explaining the reasons for any significant change;	30.03.2018
The date of completion of each of the main project's components, explaining reasons for any possible delay;
The final cost of the project, explaining reasons for any possible cost increases vs. initial budgeted cost;
The number of new jobs created by the project: both jobs during implementation and permanent new jobs created;
A description of any major issue with impact on the environment;
Update on the project's demand or usage and comments;
Any significant issue that has occurred and any significant risk that may affect the project's operation;
Any legal action concerning the project that may be on-going.
Language of reports	English

Schedule B
Definitions of EURIBOR and LIBOR

A.	EURIBOR
"EURIBOR" means:

(a)	in respect of a relevant period of less than one month, the rate of interest for deposits in EUR for a term of one month;

(b)	in respect of a relevant period of one or more whole months, the rate of interest for deposits in EUR for a term for the corresponding number of whole months; and

(c)
in respect of a relevant period of more than one month (but not whole months), the rate resulting from a linear interpolation by reference to two rates for deposits in EUR, one of which is applicable for a period of whole months next shorter and the other for a period of whole months next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the "Representative Period"), as published at 11h00 Brussels time or at a later time acceptable to the Bank on the day (the "Reset Date") which falls 2 (two) Relevant Business Days prior to the first day of the relevant period, on Reuters page EURIBOR 01 or its successor page or, failing which, by any other means of publication chosen for this purpose by the Bank.
If such rate is not so published, the Bank shall request the principal euro-zone offices of four major banks in the euro-zone, selected by the Bank, to quote the rate at which EUR deposits in a comparable amount are offered by each of them as at approximately 11h00, Brussels time, on the Reset Date to prime banks in the euro-zone interbank market for a period equal to the Representative Period. If at least 2 (two) quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations.
If fewer than 2 (two) quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in the euro-zone, selected by the Bank, at approximately 11h00 Brussels time on the day which falls 2 (two) Relevant Business Days after the Reset Date, for loans in EUR in a comparable amount to leading European Banks for a period equal to the Representative Period.
If the rate resulting from the above is below zero, EURIBOR will be deemed to be zero.
If no rate is available as provided above, EURIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

B.	LIBOR USD
"LIBOR" means, in respect of USD:

(a)	in respect of a relevant period of less than one month, the rate of interest for deposits in USD for a term of one month;

(b)	in respect of a relevant period of one or more whole months, the rate of interest for deposits in USD for a term for the corresponding number of whole months; and

(c)
in respect of a relevant period of more than one month (but not whole months), the rate resulting from a linear interpolation by reference to two rates for deposits in USD, one of which is applicable for a period of whole months next shorter and the other for a period of whole months next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the "Representative Period"), as set by the British Bankers Association (or any successor to that function of the British Bankers Association as determined by the Bank) and released by financial news providers at 11h00 London time or at a later time acceptable to the Bank on the day (the "Reset Date") which falls 2 (two) London Business Days prior to the first day of the relevant period.
If such rate is not so released by any financial news provider acceptable to the Bank, the Bank shall request the principal London offices of 4 (four) major banks in the London interbank market selected by the Bank to quote the rate at which USD deposits in a comparable amount are offered by each of them at approximately 11h00 London time on the Reset Date, to prime banks in the London interbank market for a period equal to the Representative Period. If at least 2 (two) such quotations are provided, the rate will be the arithmetic mean of the quotations provided.
If fewer than 2 (two) quotations are provided as requested, the Bank shall request the principal New York City offices of 4 (four) major banks in the New York City interbank market, selected by the Bank, to quote the rate at which USD deposits in a comparable amount are offered by each of them at approximately 11h00 New York City time on the day falling 2 (two) New York Business Days after the Reset Date, to prime banks in the European market for a period equal to the Representative Period. If at least 2 (two) such quotations are provided, the rate will be the arithmetic mean of the quotations provided.
If the rate resulting from the above is below zero, LIBOR will be deemed to be zero.
If no rate is available as provided above, LIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

C.	LIBOR GBP
"LIBOR" means, in respect of GBP:

(a)	in respect of a relevant period of less than one month, the rate of interest for deposits in GBP for a term of one month;

(b)	in respect of a relevant period or of one or more whole months, the rate of interest for deposits in GBP for a term for the corresponding number of whole months; and

(c)
in respect of a relevant period of more than one month (but not whole months), the rate resulting from a linear interpolation by reference to two rates for deposits in GBP, one of which is applicable for a period of whole months next shorter and the other for a period of whole months next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the "Representative Period"), as set by the British Bankers Association (or any successor to that function of the British Bankers Association as determined by the Bank) and released by financial news providers at 11h00 London time or at a later time acceptable to the Bank on the day (the "Reset Date") on which the relevant period starts or, if that day is not a Business Day in London, on the next following day which is such a Business Day.
If such rate is not so released by any financial news provider acceptable to the Bank, the Bank shall request the principal London offices of 4 (four) major banks in the London interbank market, selected by the Bank, to quote the rate at which GBP deposits in a comparable amount are offered by each of them at approximately 11h00 London time on the Reset Date, to prime banks in the London interbank market for a period equal to the Representative Period. If at least 2 (two) such quotations are provided, the rate will be the arithmetic mean of the quotations provided.
If fewer than 2 (two) quotations are provided as requested, the rate will be the arithmetic mean of the rates quoted at approximately 11h00 London time on the Reset Date by major banks in London (selected by the Bank) for loans in GBP in a comparable amount to leading European banks for a period equal to the Representative Period.
If the rate resulting from the above is below zero, LIBOR will be deemed to be zero.
If no rate is available as provided above, LIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

D.	General
For the purposes of the foregoing definitions:

(a)	"London Business Day" means a day on which banks are open for normal business in London and "New York Business Day" means a day on which banks are open for normal business in New York.

(b)	All percentages resulting from any calculations referred to in this Schedule will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with halves being rounded up.

(c)	The Bank shall inform the Borrower without delay of the quotations received by the Bank.

(d)
If any of the foregoing provisions becomes inconsistent with provisions adopted under the aegis of EURIBOR FBE and EURIBOR ACI in respect of EURIBOR or of the British Bankers Association (or any successor to that function of the British Bankers Association as determined by the Bank) in respect of LIBOR, the Bank may by notice to the Borrower amend the provision to bring it into line with such other provisions.

Schedule C
Forms for Borrower
C.1     Form of Disbursement Offer/Acceptance (Articles 1.02B and 1.02C)
To:    Xylem Holdings S.à r.l.
From:    European Investment Bank
Date:

Subject:	Disbursement Offer/Acceptance for the Finance Contract between European Investment Bank and Xylem Holdings S.à r.l. dated ● (the "Finance Contract")
FI number: 81921…………    Serapis number: 20120216………

Dear Sirs,
We refer to the Finance Contract. Terms defined in the Finance Contract have the same meaning when used in this letter.
Following your request for a Disbursement Offer from the Bank, in accordance with Article 1.02B of the Finance Contract, we hereby offer to make available to you the following Tranche:

(a)	Currency and amount to be disbursed and its EUR equivalent:

(b)	Scheduled Disbursement Date:

(c)	Interest rate basis:

(d)	Interest payment periodicity:

(e)	Payment Dates:

(f)	Terms for repayment of principal:

(g)	The first and last principal repayment dates:

(h)	The Interest Revision/Conversion Date:

(i)	The Fixed Rate or Spread, applicable until the Interest Revision/Conversion Date, if any, or until the Maturity Date:
To make the Tranche available subject to the terms and conditions of the Finance Contract, the Bank must receive a Disbursement Acceptance in the form of a copy of this Disbursement Offer duly signed on your behalf, to the following fax number [__] no later than the Disbursement Acceptance Deadline of [time] Luxembourg time on [date].
The Disbursement Acceptance must be accompanied (if it has not been previously supplied) by:

(i)
the indication of the Borrower's bank account (with the appropriate format for the relevant currency in line with local banking practice, including the IBAN and BIC) where disbursement of the Tranche should be made; and

(ii)	evidence of the authority of the person or persons authorised to sign it on behalf of the Borrower and the specimen signature of such person or persons.
If not accepted by the above stated time, the offer contained in this document shall be deemed to have been refused and shall automatically lapse.
If you do accept the Tranche as described in this Disbursement Offer, all the related terms and conditions of the Finance Contract shall apply, in particular, the provisions of Article 1.05 (Deferment of disbursement).

Yours faithfully,

EUROPEAN INVESTMENT BANK

We hereby accept the above Disbursement Offer:

For and behalf of Xylem Holdings S.à r.l.
Date:

We, as Guarantor under the Deed of Guarantee and Indemnity between the European Investment Bank and Xylem Inc. dated <>, consent to the Borrower's acceptance of the above Disbursement Offer:

For and behalf of Xylem Inc. (as Guarantor)
Date:

Schedule D
Interest Rate Revision and Conversion
If an Interest Revision/Conversion Date has been included in the Disbursement Offer for a Tranche, the following provisions shall apply.

A.	Mechanics of Interest Revision/Conversion
Upon receiving an Interest Revision/Conversion Request the Bank shall, during the period commencing 60 (sixty) days and ending 30 (thirty) days before the Interest Revision/Conversion Date, deliver to the Borrower an Interest Revision/Conversion Proposal stating:

(a)	the Fixed Rate and/or Spread that would apply to the Tranche, or the part thereof indicated in the Interest Revision/Conversion Request pursuant to Article 3.01A; and

(b)
that such rate shall apply until the Maturity Date or until a new Interest Revision/Conversion Date, if any, and that interest is payable quarterly, semi-annually or annually in arrear on designated Payment Dates.

The Borrower may accept in writing an Interest Revision/Conversion Proposal by the deadline specified therein.
Any amendment to the Contract requested by the Bank in this connection shall be effected by an agreement to be concluded not later than 15 (fifteen) days prior to the relevant Interest Revision/Conversion Date.

B.	Effects of Interest Revision/Conversion
If the Borrower duly accepts in writing a Fixed Rate or a Spread in respect of an Interest Revision/Conversion Proposal, the Borrower shall pay accrued interest on the Interest Revision/Conversion Date and thereafter on the designated Payment Dates.
Prior to the Interest Revision/Conversion Date, the relevant provisions of the Contract and Disbursement Offer and Disbursement Acceptance shall apply to the entire Tranche. From and including the Interest Revision/Conversion Date onwards, the provisions contained in the Interest Revision/Conversion Proposal relating to the new interest rate or Spread shall apply to the Tranche (or part thereof) until the new Interest Revision/Conversion Date, if any, or until the Maturity Date.

C.	Non-fulfilment of Interest Revision/Conversion
If the Borrower does not submit an Interest Revision/Conversion Request or does not accept in writing the Interest Revision/Conversion Proposal for the Tranche or if the parties fail to effect an amendment requested by the Bank pursuant to Paragraph A above, the Borrower shall repay the Tranche (or part thereof) on the Interest Revision/Conversion Date, without indemnity. The Borrower will repay on the Interest Revision/Conversion Date any part of a Tranche which is unaffected by the Interest Revision/Conversion.

Schedule E
CERTIFICATES TO BE PROVIDED BY THE BORROWER AND THE GUARANTOR
E.1     Form of Certificate from Borrower (Article 1.04B)
To:    European Investment Bank
From:    Xylem Holdings S.à r.l.
Date:

Subject:	Finance Contract between European Investment Bank, Xylem Inc. and Xylem Holdings S.à r.l. dated ● (the "Finance Contract")
FI number 81921…………    Serapis number 20120216………

Dear Sirs,
Terms defined in the Finance Contract have the same meaning when used in this letter.
For the purposes of Article 1.04B of the Finance Contract we hereby certify to you as follows:

(e)	we are in compliance with Article 6.10 and attached is evidence of such compliance and related calculations;

(f)	no Security of the type prohibited under Article 7.02 has been created or is in existence;

(g)	we have sufficient funds available to ensure the timely completion and implementation of the Project in accordance with the Technical Schedule;

(h)	there has been no material change to any aspect of the Project or in respect of which we are obliged to report under Article 8.01, save as previously communicated by us;

(i)	no Default or Compulsory Prepayment Event has occurred and is continuing unremedied or unwaived;

(j)
no litigation, arbitration administrative proceedings or investigation is current or to our knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against us or any of our subsidiaries any unsatisfied judgement or award;

(k)	the representations and warranties to be made or repeated by us under Article 6.12 are true in all material respects; and

(l)	no Material Adverse Change has occurred, as compared with our condition at the date of the Finance Contract.

Yours faithfully,
For and on behalf of Xylem Holdings S.à r.l.
Date:

E.2     Form of Certificate from the Guarantor (Article 1.04B)
[On the Guarantor's letterhead]
To:    European Investment Bank
From:    Xylem Inc.
Date:    <>

Subject:
Disbursement Offer/Acceptance for the Finance Contract between European Investment Bank, Xylem Inc. and Xylem Holdings S.à r.l. dated ● (the "Finance Contract") and Deed of Guarantee and Indemnity between European Investment Bank and Xylem Inc dated ● (the "Guarantee Agreement")

FI number: 81921    Serapis number: 20120216

Dear Sirs,
Terms defined in the Finance Contract and the Guarantee Agreement have the same meaning when used in this letter.
For the purposes of Article 1.04B of the Finance Contract we hereby certify to you as follows:

(a)	no Security of the type prohibited under Article 7.02 of the Finance Contract has been created or is in existence;

(b)	there has been no material change to any aspect of the Project or in respect of which we are obliged to report under the Finance Documents, save as previously communicated by us in writing;

(c)	no Default or Compulsory Prepayment Event has occurred and is continuing unremedied or unwaived;

(d)	the representations and warranties to be made or repeated by us under the Finance Documents are true in all material respects;

(e)
no litigation, arbitration, administrative proceedings or investigation is current or to our knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against us or any of our Subsidiaries any unsatisfied judgement or award which has resulted or is reasonably likely to result in a Material Adverse Change;

(f)	no Material Adverse Change has occurred; and

(g)	no event of the type prohibited under Articles 6.06 or 6.09 of the Finance Contract has occurred.
Yours faithfully,

For and on behalf of Xylem Inc.
Date:

E.3     Form of Compliance Certificate
To:    European Investment Bank
From:    Xylem Holdings S.à r.l.
Date:

Subject:	Finance Contract between European Investment Bank, Xylem Inc. and Xylem Holdings S.à r.l. dated ● (the "Finance Contract")
FI number 81921 Serapis number 20120216

Dear Sirs,
We refer to the Finance Contract. This is a Compliance Certificate. Terms defined in the Finance Contract have the same meaning when used in this Compliance Certificate.
We hereby confirm:

(i)	we are in compliance with Article 6.10. Evidence of such compliance and related calculations are attached to this Compliance Certificate;

(ii)	[insert information regarding asset disposal];

(iii)	no Security of the type prohibited under Article 7.02 has been created or is in existence;

(iv)	[insert table of the Group’s current outstanding debt financing, indicating a breakdown of figures by legal entity.]

(v)
[no Default or Compulsory Prepayment Event has occurred and is continuing unremedied or unwaived. [If this statement cannot be made, this certificate should identify any potential event of default that is continuing and the steps, if any, being taken to remedy it].

Yours faithfully,

For and on behalf of Xylem Holdings S.à r.l.]

[director/manager]    [director/manager]

Schedule F
Form of the Solvency Certificate
Xylem Holdings S. à r.l.
Société à responsabilité limitée
Registered office: 9, rue Gabriel Lippmann, L-5365 Munsbach, Grand-Duchy of
Luxembourg
Subscribed capital: EUR 113,100
R.C.S. Luxembourg B 77533
(the "Company")
SOLVENCY CERTIFICATE
To: The European Investment Bank
in its capacity as the bank under the Loan Agreement (as defined below)
Dated <>
EUR 120,000,000 Loan Agreement
Dear Sirs,
We, <> and <>, acting as authorized representatives of the board of managers of the Company pursuant to managers' resolutions taken on <>, refer to a EUR 120,000,000 loan agreement dated [as of the date of this certificate] (the "Loan Agreement") and made between the Company and the Bank (as defined in the Loan Agreement).
As required by the Loan Agreement, We hereby certify that, based on the information collected further to appropriate searches and investigations of the Company's books and records and other information held at the Luxembourg trade and companies register and having made all due enquiry next to the Company's officers and professional advisers, as of the date of this certificate and to the best of our knowledge and belief:

1.
the Company is not subject to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire on judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

2.
the Company is not, on the date hereof and will not, as a result of its entry into the Loan Agreement be in a state of cessation of payments (cessation de paiements) and has not lost and will not, as a result of its entry into the Loan Agreement lose its commercial creditworthiness (ébranlement de credit);

3.	the transactions contemplated by the Loan Agreement are not caught by articles 445, 446 and 448 of the Luxembourg code of commerce and article 1167 of the Luxembourg civil code (actio pauliana);

4.
no application has been made by the Company or, as far as the Company is aware, by any other person for the appointment of a commissaire, commissaire surveillant, juge-commissaire, liquidateur, curateur or similar officer pursuant to any insolvency or similar proceedings; and

5.	no application has been made by the Company for a voluntary or judicial winding-up or liquidation.
We further confirm in the name and on behalf of the Company that, based on our analysis of the transaction as a whole and having made due enquiry with the Company's professional advisers, as at the date of this certificate and to the best of our knowledge and belief:

(iii)
the Company is entering into the Loan Agreement in good faith and for the purposes of carrying on its business and there are reasonable grounds for believing that the performance by the Company of the transactions brought into effect or contemplated by the Loan Agreement will be in the best interest and for the corporate benefit of the Company; and

(iv)	the entry into the Loan Agreement by the Company has been made at fair market value and on an arm's length basis.
Unless the context otherwise requires, all capitalised terms used in this certificate which are not defined herein shall have the same meaning ascribed to them in the Loan Agreement.

By:

<>	<>
Manager	Manager

Annex
Borrower's written resolutions of the managers and authorisation of signatory